UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The TJX Companies, Inc.

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770 Cochituate Road

Framingham, Massachusetts 01701

April 25, 2019

Dear Shareholder:

We cordially invite you to attend our 2019 Annual Meeting of Shareholders on Tuesday, June 4, 2019, at 8:00 a.m. (local time), to be held at the Courtyard Marriott, 342 Speen Street, Natick, Massachusetts 01760.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Please read the proxy statement and vote your shares. Your vote is important regardless of the number of shares you own. Instructions for online and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed pre-paid return envelope.

We hope that you will be able to join us on June 4th. Thank you for your support of TJX.

Sincerely,

Carol Meyrowitz Executive Chairman of the Board	Ernie Herrman Chief Executive Officer and President

NOTICE OF

ANNUAL MEETING OF

SHAREHOLDERS

June 4, 2019

The 2019 Annual Meeting of Shareholders of The TJX Companies, Inc. will be held at the Courtyard Marriott, 342 Speen Street, Natick, Massachusetts 01760, on Tuesday, June 4, 2019, at 8:00 a.m. (local time) to vote on:

•	Election of the directors named in this proxy statement

•	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2020

•	Advisory approval of TJX’s executive compensation (the say-on-pay vote)

•	Shareholder proposal for a report on compensation disparities based on race, gender, or ethnicity

•	Shareholder proposal for a report on prison labor

•	Shareholder proposal for a report on human rights risks

•	Any other business properly brought before the meeting

Shareholders of record at the close of business on April 8, 2019 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements of that meeting.

To attend the Annual Meeting, you must show that you were a TJX shareholder at the close of business on April 8, 2019 or hold a valid proxy for the Annual Meeting from such a shareholder. If you are not a shareholder of record but hold shares through a bank, broker, or other third party, you will need to bring proof of your beneficial ownership as of April 8, 2019, such as a brokerage account statement showing your ownership on that date or similar evidence of ownership. All shareholders will need to check in upon arrival and receive attendee badges for security purposes. Please allow additional time for these procedures.

By Order of the Board of Directors,

Alicia C. Kelly

Secretary

Framingham, Massachusetts

April 25, 2019

YOUR VOTE IS IMPORTANT. PLEASE VOTE ONE OF THE FOLLOWING WAYS:

BY MAIL	ONLINE	BY PHONE	IN PERSON
Sign and Return Proxy Card Follow instructions provided in proxy materials	at: www.envisionreports.com/TJX Follow instructions provided in proxy materials	call: 1-800-652-VOTE (8683) Follow instructions provided in proxy materials	Attend Annual Meeting Complete and sign ballot to cast your vote at meeting

2019 Proxy Statement    i

OVERVIEW

FISCAL 2019 REVIEW

The TJX Companies, Inc. (TJX, the company, or we) had another strong year in fiscal 2019. We delivered our 23rd consecutive year of annual comparable store sales growth, primarily driven by strong customer traffic gains, and demonstrated strong execution of our business plan and growth strategies. We continued to expand our store base globally, surpassing 4,300 stores, while maintaining focus on driving profitable sales, reinvesting in the business, managing expenses, and returning value to shareholders.

FISCAL 2019 BUSINESS REVIEW

Financial Results/ Business Execution[1]	Shareholder Value Creation	Business/Strategic Results

•  $39.0 billion net sales, an increase of 9% over fiscal 2018

•  Comparable store sales increased 6% over a 2% increase in fiscal 2018, driven primarily by customer traffic increases in every division

•  Fourth quarter net sales were $11.1 billion and comparable stores sales were up 6% for the quarter over 4% growth in the same period last year

•  26.8% total shareholder return

•  Returned $3.4 billion to shareholders through our share repurchase and dividend programs

•  Increased dividend by 25% during fiscal 2019; announced plan to increase current dividend by 18% in fiscal 2020

•  $59.5 billion market cap at fiscal year-end

•  Successfully grew our global store base by a net 236 stores globally during fiscal 2019

•  Expanded to 4,306 total stores at fiscal year-end across 9 countries

•  Continued to invest in distribution capabilities and systems to support growth plans

[1]	Fiscal 2018 was a 53-week year. Fiscal 2019 was a 52-week year. Comparable store sales are defined in Appendix A.

Our EPS growth continued in fiscal 2019, and our long-term total shareholder return growth rates and annual sales growth continued to be strong relative to our fiscal 2019 peer group (detailed below under Compensation Discussion and Analysis: The Role of Our Peer Group).

*	See Appendix A to the proxy statement for notes on Annual Sales Growth chart and reconciliations of adjusted EPS to GAAP EPS.

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GOVERNANCE HIGHLIGHTS

Board Refreshment. In September 2018, our Board elected Rosemary Berkery to join the Board and to serve on the Audit Committee and the Executive Compensation Committee. Ms. Berkery is included with the other nominees standing for election at this annual meeting; see Proposal 1: Election of Directors, below. In addition, José Alvarez did not stand for election at our last annual meeting and his service on our board ended in June 2018.

Board Diversity. Our current Board members, who are each standing for election at the 2019 Annual Meeting, reflect our commitment to diversity. More than 60% reflect gender or ethnic/racial diversity and almost half are women.

Engaging with Shareholders. Our fiscal 2019 executive compensation program reflects the extensive outreach program led by the Executive Compensation Committee of our Board in fiscal 2018 to better understand the concerns and perspectives of our broad shareholder base. During fiscal 2019, we continued to engage with our shareholders, including outreach on executive compensation matters and key features of our fiscal 2019 compensation program and, more generally, connecting with our shareholders on other issues of importance, primarily through investor meetings and calls.

Corporate Responsibility. Our Corporate Responsibility program reflects our ‘smart for business, good for the world’ thinking. We categorize our global corporate responsibility efforts under four pillars, described further in the Corporate Responsibility section on p. 13 of this proxy statement:

Our Workplace	Environmental Sustainability
Our Communities	Responsible Business

We remain focused on enhancing our programs and making a positive, sustainable impact on the world in which we live and conduct our business. To learn more about our evolving efforts, please visit the Responsibility section of our website at tjx.com/responsibility.

2    The TJX Companies, Inc.

VOTING ITEMS FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of TJX is sending this proxy statement to you as a shareholder of TJX, to solicit your proxy for the 2019 Annual Meeting on June 4, 2019 to vote on the following items:

•	Election of the directors named in this proxy statement (see p. 17)

•	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2020 (see p. 59)

•	Advisory approval of TJX’s executive compensation (the say-on-pay vote) (see p. 59)

•	Three shareholder proposals, if properly presented (see proposals starting on p. 60)

HOW TO VOTE YOUR SHARES

If you owned TJX common stock at the close of business on April 8, 2019, the record date for our 2019 Annual Meeting, you are entitled to vote at the meeting. Each of the 1,214,749,126 shares of common stock outstanding on the record date is entitled to one vote. You may vote by mail, by telephone, online, or in person.

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If you are a shareholder of record (meaning you hold TJX shares registered in your name), you may vote online or by telephone, using the toll-free telephone number provided, or you may sign and return the proxy card by mail. Please follow the instructions on the enclosed proxy card. You can change or revoke your proxy at any time before it is voted at the meeting by voting later online or by telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Corporate Secretary of TJX at our corporate offices at 770 Cochituate Road, Framingham, Massachusetts 01701.

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If you are a street name holder (meaning you own TJX shares through a bank, broker, or other third party), please follow the instructions on the voting instruction card you received with this proxy statement to have your shares voted and, if needed, to change or revoke your selections (or contact your bank, broker, or other third party holder for instructions). You also should have a choice of methods to vote your shares and to change or revoke your voting instructions before the meeting.

With proper documentation, you may also vote in person at the meeting. Please see Voting Requirements and Practices on p. 67 for more information.

This proxy statement, the proxy card, and the Annual Report to Shareholders for our fiscal year ended February 2, 2019 (fiscal 2019) are being first mailed to shareholders on or about the date of the notice of meeting, April 25, 2019.

OTHER INFORMATION

Please note below other topics included in this proxy statement that may be of interest. This list does not cover all information included in this proxy statement that you should consider. You should review the entire proxy statement carefully before voting your shares.

• Board Responsibilities (see p. 4)	• Compensation Discussion and Analysis (see p. 23)

• Board Service at TJX (see p. 6)	• Corporate Responsibility (see p. 13)

• Board Committees and Meetings (see p. 9)	• Communicating with Our Board (see p. 14)

• Nominees and Their Qualifications (see p. 17)	• Voting Requirements and Practices (see p. 67)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 4, 2019: THIS PROXY STATEMENT AND ANNUAL REPORT AND FORM 10-K FOR FISCAL 2019 ARE AVAILABLE AT HTTP://WWW.ENVISIONREPORTS.COM/TJX

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CORPORATE GOVERNANCE

Integrity has always been a core tenet of TJX. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. Our core Board practices and policies are reflected in our Corporate Governance Principles and Director Code of Business Conduct and Ethics. Our Board also maintains written charters for each of our Board committees, discussed further below.

BOARD RESPONSIBILITIES

Our Board of Directors is responsible for overseeing the business and affairs of the company, and, as part of this responsibility, for regularly monitoring the effectiveness of management’s implementation of strategy, policies, and decisions. The Board, with management, also believes that the interests of our shareholders are enhanced by responsibly considering the interests of our customers, Associates, suppliers, service providers, and communities where we operate.

During the year, our Board reviews our strategies with management, including both our long-term strategy and annual plans for capital allocation and shareholder distributions. For fiscal 2019, strategies discussed with the Board focused on driving profitable sales, increasing market share, developing talent, and championing our TJX culture.

The Board also has oversight responsibility for our enterprise risk management, oversees management succession planning, and regularly considers Board and Committee succession planning and composition.

RISK OVERSIGHT

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular communications with the full Board. The committees escalate risks to the full Board as they determine to be appropriate. In general terms:

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The Board reviews strategic, financial, and execution risks and exposures associated with the annual plan and multi-year plans; any major litigation and other matters that may present material risk to our operations, plans, prospects, or reputation (including those related to human capital management, supply chain, and environmental sustainability); significant acquisitions and divestitures; and senior management succession planning. The Board receives regular reports from our Chief Risk and Compliance Officer.

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The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders, data security, and cybersecurity, and helps oversee management’s processes to identify the material risks that we face as a company, including through our enterprise risk management program. The Audit Committee receives regular reports from our Chief Risk and Compliance Officer.

•	The Corporate Governance Committee reviews risks related to Board and CEO evaluations, management succession, and Board composition.

•	The Executive Compensation Committee (ECC) reviews risks related to executive compensation and the design of our compensation programs, plans, and arrangements.

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The Finance Committee reviews risks related to financing plans, investment policies, capital structure and liquidity; tax strategies; foreign currency exchange and commodity hedging policies; insurance programs; and investment performance, asset allocation strategies, and funding of our pension and retirement benefit plans.

4    The TJX Companies, Inc.

LEADERSHIP STRUCTURE

Our Board has separated the role of CEO and Chairman. Carol Meyrowitz has served as Chairman of the Board since June 2015 and as Executive Chairman since the beginning of fiscal 2017 when Ernie Herrman succeeded her as Chief Executive Officer. Ms. Meyrowitz has wide-ranging, in-depth knowledge of our business arising from her many years of service to TJX. As Executive Chairman, she has provided, and is expected to continue to provide, effective leadership to the Board as well as support for management as an active and integral member of the executive team.

As provided in our Corporate Governance Principles, because our current Chairman is not independent, our independent directors have elected an independent Lead Director, John F. O’Brien, to serve as a liaison between the independent directors, the Executive Chairman, and management. The Board believes that the separate roles of Chairman, Chief Executive Officer, and Lead Director are in the best interests of TJX and its shareholders.

Lead Director Role

As Lead Director, Mr. O’Brien provides independence in TJX’s Board leadership through his review and approval of Board meeting agendas, his participation in management business review meetings, and his leadership of the independent directors. The responsibilities of this role include:

•	Meeting at least quarterly with our Chief Executive Officer and Executive Chairman;

•	Meeting with other executives and senior leadership as necessary;

•	Generally attending regular management business review meetings;

•	Scheduling meetings of the independent directors;

•	Presiding at meetings of the Board in the absence of the Executive Chairman, including meetings of the independent directors;

•	Approving Board meeting schedules and agendas;

•	Attending the meetings of each Board committee; and

•	Undertaking other responsibilities designated by the independent directors, or as otherwise considered appropriate.

MANAGEMENT SUCCESSION PLANNING

The Board oversees our management succession planning. In addition to holding regularly scheduled sessions about management succession planning, the Board meets with senior leadership in both formal and informal settings, which provides visibility into our talent pipeline and broader exposure to the management of the company. This includes, for example, divisional leadership, heads of key operational functions, and other senior executives at the company.

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BOARD SERVICE AT TJX

Board Independence

Under our Corporate Governance Principles, at least two-thirds of the members of our Board should be independent. An independent director is one who the Board has affirmatively determined has no material relationship with TJX (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company). To assist it in making its independence determination, the Board has adopted categorical independence standards in our Corporate Governance Principles that are based on the independence standards required by the New York Stock Exchange (NYSE) for its listed companies. As part of the Board’s annual review of director independence, the Board considers the Corporate Governance Committee’s independence assessment and recommendation. The Board also reviews and considers any transactions or relationships between any director or any member of his or her immediate family and TJX, in accordance with our Corporate Governance Principles (see Transactions with Related Persons, p. 14). To the extent there were any such relationships or transactions, the Board considers whether they are inconsistent with a determination that the director is independent.

As a result of this review, our Board unanimously determined that 9 directors of our current 11-member Board are independent: Zein Abdalla, Alan M. Bennett, Rosemary T. Berkery, David T. Ching, Michael F. Hines, Amy B. Lane, Jackwyn L. Nemerov, John F. O’Brien, and Willow B. Shire. In addition, José B. Alvarez, who served on our Board until June 2018, was previously determined to be independent. None of these directors had any relationship with TJX that implicated our categorical standards of independence. Carol Meyrowitz, as Executive Chairman, and Ernie Herrman, as Chief Executive Officer and President, are executive officers of TJX and are therefore not independent.

Board Diversity

As a global company with approximately 270,000 Associates at our fiscal year-end, we consider diversity to be part of who we are and core to our culture. At the Board level and throughout our organization, we strive to promote the benefits of fostering inclusion and leveraging differences. We seek to have a Board that represents diversity as to experience, gender, and ethnicity/race and that reflects a range of talents, ages, skills, viewpoints, professional experiences, and educational backgrounds to provide sound, expert, and prudent guidance on our operations, strategy, and interests.

The Corporate Governance Committee does not have a formal diversity policy that is applied when evaluating the suitability of individual Board nominees, but takes diversity, including gender, ethnic, racial, age, and geographic diversity, into account among the many factors it considers. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a group that the Committee believes can best continue the success of our business and represent shareholder interests through the exercise of sound judgment using its collective diversity of experience.

We value the many kinds of diversity reflected in our Board and director nominees.

6    The TJX Companies, Inc.

Board Composition

Board Assessment

The Board believes it is important to have highly engaged directors and that the Board’s skills and experience be aligned with the changing needs of the company for current and future business environments. Our Corporate Governance Committee oversees the annual performance evaluation of the Board as a whole, our Chairman, our independent Lead Director, and each of our individual directors.

Currently, this evaluation process includes self-assessments and peer review of individual directors and of the Board overall, including an assessment of skills and overall effectiveness; a consideration of the current and future needs of the Board; and opportunity for feedback on meeting topics, meeting format, and other administrative topics. In addition, each of our independent committees conducts an annual self-assessment of the committee and the chairman, with a process overseen by the Corporate Governance Committee. These evaluation processes are reviewed annually by the Corporate Governance Committee.

Director Qualifications and Nominations

The Corporate Governance Committee recommends to the Board individuals to be director nominees who, in the opinion of the Committee, have high personal and professional ethics, integrity, and values; have demonstrated ability and judgment; and will be committed to collectively serving the long-term best interests of our shareholders.

The Committee considers a range of factors when considering individual candidates. These factors include professional experience, particularly in light of our business and current needs for the Board, independence, and gender, ethnic, racial, age, and geographic diversity (discussed above). The Committee considers a candidate’s general understanding of the disciplines relevant to the success of a large, global, and complex publicly traded company in today’s business environment and understanding of our business and industry. The Committee seeks nominees who have established strong professional reputations with experience in substantive areas that are important to the long-term success of our business, such as:

• international operations and growth; • marketing and brand management; • sales, buying, and distribution; • accounting, finance, and capital structure; • succession planning;	• strategic planning and leadership of complex organizations; • human resources and talent development practices; • risk oversight; • strategy, growth, and innovation.

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Finding Candidates. The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, includes actively seeking qualified individuals using various means, for example, by reviewing lists of potential candidates, such as leaders of finance or other industries and chief executive officers of public companies; considering recommendations from a range of sources, such as the Board of Directors, management or other Associates, shareholders, and industry contacts; and engaging a third-party search firm to expand our search and assist in compiling information about possible candidates. Ms. Berkery, who is a nominee for election, was originally proposed for nomination by a member of our Board and was elected by our full Board in September 2018.

The Corporate Governance Committee has a policy for shareholder recommendations of candidates for director nominees, which is available on our website. Any shareholder may submit, in writing, one candidate for consideration for each shareholder meeting at which directors are to be elected. Shareholders wishing to recommend a candidate must submit the recommendation by a date not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Corporate Secretary of TJX:

Office of the Secretary/Legal Department

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

As described in the policy, a recommendation must provide specified information about the candidate as well as certifications from, and consents and agreements of, the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Majority Voting

Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles require any incumbent nominee for director to provide an irrevocable contingent resignation to the Corporate Secretary of TJX at least 14 days in advance of the distribution date for proxy solicitation materials for the shareholder meeting at which such director is expected to be nominated to stand for election. This resignation would be effective only if (a) the director fails to receive the requisite majority vote in an uncontested election and (b) the Board accepts the resignation. Our Corporate Governance Principles provide procedures for the consideration of this kind of resignation by the Board. Within 90 days of the date of the annual meeting of shareholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its shareholders and will take what it deems to be appropriate action, which may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying shareholder vote.

Board Service Policies

Under our Corporate Governance Principles, directors who are CEOs of public companies should not serve on more than two boards of public companies besides their own, and no director should serve on more than five boards of public companies, including the TJX Board. Under our Audit Committee Charter, members of the Audit Committee should not serve on the audit committee of more than two other public companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Stock Ownership Guidelines for Directors. Our Corporate Governance Principles provide that a non-employee director is expected to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the director within five years of initial election to the Board. As described further in the CD&A, our executive officers are also subject to stock ownership guidelines, which were revised during fiscal 2019. As of April 8, 2019, all of our directors and executive officers were in compliance with our ownership guidelines.

8    The TJX Companies, Inc.

Board Attendance. During fiscal 2019, our Board met five times. The independent directors also met separately at regularly scheduled executive sessions. It is our policy, included in our Corporate Governance Principles, that all directors standing for reelection are expected to attend the annual meeting of shareholders. All directors who stood for reelection at the 2018 Annual Meeting were in attendance.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has five standing committees: Audit, Corporate Governance, Executive Compensation, Finance, and an Executive Committee, each described in more detail below. All members of the Audit, Corporate Governance, Executive Compensation, and Finance Committees are non-employee directors and meet the independence standards adopted by the Board in compliance with NYSE listing standards for that committee. The Executive Committee includes our Executive Chairman who is not independent. While each committee has specific, designated responsibilities, each committee may act on behalf of the entire Board to the extent designated by the respective charter or otherwise by the Board. The Corporate Governance Committee annually reviews and makes recommendations on the composition of our standing committees.

Our committees regularly invite all other Board members to join their meetings and, as necessary, otherwise report on their activities to the entire Board. Our Lead Director attended all committee meetings during fiscal 2019. The table below provides information about current membership and the meetings of these committees during fiscal 2019:

Name	Audit	Corporate Governance	Executive Compensation	Finance	Executive

Zein Abdalla		+		+

Alan M. Bennett			*	+

Rosemary T. Berkery[1]	+		+

David T. Ching	+	+

Ernie Herrman

Michael F. Hines	*			+

Amy B. Lane	+			*	+

Carol Meyrowitz					*

Jackwyn L. Nemerov[2]		+	+

John F. O’Brien					+

Willow B. Shire		*	+

Number of meetings during fiscal 2019	10	4	6	4	—

*	Committee Chairman

[1]	Ms. Berkery joined the Board and the Audit Committee and Executive Compensation Committee in September 2018.

[2]	Ms. Nemerov joined the Corporate Governance Committee in June 2018.

Each director attended at least 75% of all meetings of the Board and committees of which he or she was then a member.

AUDIT COMMITTEE

Mr. Hines, Chairman; Ms. Berkery; Mr. Ching; and Ms. Lane

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the company’s financial statements and assists the Board in its oversight of the integrity of the Company’s financial statements. The Audit Committee’s responsibilities include, among other things:

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reviewing and discussing with management, internal auditors, and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring our system of internal financial controls and accounting practices;

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•	overseeing the audit process, including the annual audit;

•	overseeing our compliance and ethics programs;

•	overseeing, in conjunction with the Board, our enterprise risk management program;

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establishing and maintaining procedures for receipt, retention, and treatment of complaints, including the confidential and anonymous submission of complaints by Associates, regarding accounting, internal accounting controls, or auditing matters;

•	selecting, retaining, negotiating, and approving the compensation of, overseeing, and if necessary, replacing, the independent registered public accounting firm;

•	pre-approving all work by the independent registered public accounting firm; and

•	other matters as the Board considers appropriate.

As part of these responsibilities, in addition to assuring the regular rotation of the lead partner of the independent auditor, as required by law, the Audit Committee, including its Chairman, is involved in the selection of, and reviews and evaluates the performance of, the independent auditor, including the lead audit partner, and further considers whether there should be regular rotation of the audit function among firms. Please see the Audit Committee charter, available on our website, tjx.com, for further details.

CORPORATE GOVERNANCE COMMITTEE

Ms. Shire, Chairman; Mr. Abdalla; Mr. Ching; and Ms. Nemerov

The Corporate Governance Committee’s responsibilities include, among other things:

•	recommending director nominees to the Board;

•	developing, recommending to the Board, and reviewing corporate governance principles;

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in concert with the Board, reviewing our policies with respect to significant issues of corporate social and public responsibility, including political contributions and activities, environmental and sustainability activities, and charitable giving;

•	reviewing practices and policies with respect to directors and the structure and frequency of Board meetings;

•	reviewing the functions, duties, and composition of the committees of the Board and making recommendations regarding compensation for Board and committee members;

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recommending processes for the annual evaluations of the performance of the Board, each individual director, the Chairman, the independent Lead Director, and each committee and its chair and overseeing the evaluation processes;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Please see the Corporate Governance Committee charter, available on our website, tjx.com, for further details.

EXECUTIVE COMPENSATION COMMITTEE

Mr. Bennett, Chairman; Ms. Berkery; Ms. Nemerov; and Ms. Shire

The ECC’s responsibilities include, among other things:

•	reviewing and approving the structure and philosophy of compensation of the Chief Executive Officer, other executive officers, and senior Associates;

10    The TJX Companies, Inc.

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approving the compensation and benefits, including awards of stock options, bonuses, and other awards and incentives, of our executive officers and other Associates in those categories as are from time to time identified by the ECC;

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determining the compensation of the Chief Executive Officer, including awards of stock options, bonuses, and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the performance of the Chief Executive Officer and such other factors as the ECC deems relevant;

•	determining the performance goals and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers, including employment and other agreements with such officers;

•	overseeing the administration of our incentive plans and other compensatory plans and funding arrangements; and

•	reviewing and undertaking other matters that the Board or the ECC deems appropriate, such as the review of our succession plan for the Chief Executive Officer and other executive officers.

Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by applicable law, regulations, and listing standards.

The ECC also reviews our compensation policies and practices for our Associates to determine whether they give rise to risks that are reasonably likely to have a material adverse effect on the company. See Compensation Program Risk Assessment, below.

Please see the ECC charter, available on our website, tjx.com, for further details.

FINANCE COMMITTEE

Ms. Lane, Chairman; Mr. Abdalla; Mr. Bennett; and Mr. Hines

The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee’s responsibilities include, among other things:

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reviewing and making recommendations to the Board with respect to our financing plans and strategies; financial condition; capital structure; tax strategies, liabilities, and payments; dividends; stock repurchase programs; and insurance programs;

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approving our cash investment policies, foreign exchange risk management policies, commodity hedging policies, capital investment criteria, and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

•	reviewing investment policies as well as the performance and actuarial status of our pension and other retirement benefit plans.

Please see the Finance Committee charter, available on our website, tjx.com, for further details.

EXECUTIVE COMMITTEE

Ms. Meyrowitz, Chairman; Ms. Lane; and Mr. O’Brien

The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

2019 Proxy Statement    11

COMPENSATION PROGRAM RISK ASSESSMENT

As part of our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In fiscal 2019, the ECC reviewed TJX’s Associate compensation policies and practices and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide; how those potential risks are monitored, mitigated, and managed; and whether those potential risks are reasonably likely to have a material adverse effect on TJX.

The assessment was led by our Chief Risk and Compliance Officer, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input from, among others, executive officers, human resources senior management, finance senior management, the ECC’s independent compensation consultant, and internal and external legal counsel. The assessment considered, among other things, factors intended to mitigate risk at TJX, including:

• Board and committee oversight; • the ECC’s use of an independent compensation consultant; • compensation mix, caps on payouts, and emphasis on objective performance-based pay;	• market checks; • Associate communications and training; and • company policies, internal controls, and risk management initiatives.

The assessment also considered the balance of potential risks and rewards related to our compensation programs and the role of those programs in implementing our corporate strategy.

CODES OF CONDUCT AND ETHICS AND OTHER POLICIES

Global Code of Conduct. We have a Global Code of Conduct that sets out our expectations that Associates conduct business with honesty and integrity and treat others with dignity and respect. Our Global Code of Conduct prohibits harassment, discrimination, and retaliation and addresses professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights, and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. We have a TJX helpline to allow Associates to voice any concerns. We also have procedures for Associates to report complaints regarding accounting and auditing matters, which are available on our website, tjx.com.

Code of Ethics for TJX Executives and Director Code of Business Conduct and Ethics. As noted above, we have a Director Code of Business Conduct and Ethics that is designed to promote honest and ethical conduct; compliance with applicable laws, rules, and regulations; and the avoidance of conflicts of interest for our Board members. We also have a Code of Ethics for TJX Executives governing our Executive Chairman, Chief Executive Officer and President, Chief Financial Officer, and other senior operating, financial, and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives and the Director Code of Business Conduct and Ethics, as required, within four business days of the waiver or amendment through a posting on our website or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

ONLINE AVAILABILITY OF INFORMATION

Our Corporate Governance Principles, Global Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Corporate Governance, Executive, Executive Compensation, and Finance Committees are available on our website, tjx.com, in the Investors section under Governance: Governance Documents. Information appearing on tjx.com is not a part of, and is not incorporated by reference in, this proxy statement.

12    The TJX Companies, Inc.

CORPORATE RESPONSIBILITY

For more than four decades, we have been focused on offering our customers a rapidly changing assortment of merchandise at excellent value, which for us is a combination of brand, fashion, price, and quality, every day. We believe it is important to operate and execute our off-price business model responsibly, ethically, and with integrity.

Our evolving global corporate responsibility efforts reflect our core values of honesty, integrity, and treating others with dignity and respect, as well as our ‘smart for business, good for the world’ thinking. In reporting these programs to our stakeholders – our Associates, customers, communities, vendors, and shareholders – we categorize our efforts under four pillars:

•

Our Workplace, which reflects our commitment to our Associates worldwide, including fostering an inclusive and diverse work environment and creating opportunities through training and development. We are committed to creating a workplace where all Associates feel welcome at the company, valued for their contributions, and fully engaged with our business. Our culture places great value on relationship-building and collaboration, which we believe strengthens our business overall. We are also firmly committed to pay equity and providing attractive and accessible opportunities throughout our organization for our Associates to fulfill their potential. In March 2019, following an extensive analysis of our U.S. workforce, we reported that in the United States, accounting for job title, geography, and full or part time status, we found, on average, no meaningful difference in base pay between male and female Associates at TJX. We continue to consider how our processes can evolve to support our goal of continuing to compensate our Associates equitably based on their skills, qualifications, role, and abilities. Accordingly, we are expanding our analysis of our U.S. workforce to include race/ethnicity and intend to provide disclosure about our findings by the end of 2020.

•

Our Communities, which focuses on our mission to help vulnerable families and children access the resources and opportunities they need to build a better future. Through charitable giving, volunteer efforts, community partnerships, and in-store fundraising, we support organizations that work to address these critical issues by providing basic needs for those in poverty, providing education and training for at-risk young people, conducting research and offering care for life-threatening illnesses, and providing safety from and working to prevent domestic violence.

•

Environmental Sustainability, which reflects our longstanding commitment to pursue initiatives that are smart for our business and good for the environment. We have continually focused on meaningful initiatives that are aligned with our business goals to help reduce our environmental impact, drive operational cost reductions, and demonstrate our ongoing commitment to environmental sustainability. Key initiatives include increasing energy efficiency, reducing fuel usage, participating in recycling and waste management, and developing greener building designs. We remain focused on reducing our carbon footprint and are driving towards the achievement of our greenhouse gas (GHG) reduction goal, which is to reduce our global GHG emissions per dollar of revenue by 30% by fiscal 2020, against a fiscal 2010 baseline. We are pleased to report we are on track to exceed that target and continue to explore options for our next quantitative emissions reduction goal.

•

Responsible Business, which reflects our commitment to operating ethically, sourcing responsibly, and maintaining strong corporate governance and compliance. We believe that operating our business responsibly and ethically positions us to address the interests of our stakeholders while also creating long-term value for our shareholders.

We remain focused on enhancing our programs while delivering great value to our customers. To learn more about our evolving efforts, please visit the Responsibility section of our website at tjx.com/responsibility.

2019 Proxy Statement    13

COMMUNICATING WITH OUR BOARD

We are interested in hearing from our shareholders and communicate regularly with shareholders throughout the year. Security holders and other interested parties may communicate directly with our Board, the non-management directors or the independent directors as a group, the Lead Director, or any other specified individual director or directors.

To contact us, address your correspondence to the individual or group you would like to reach and send it to us, c/o the Corporate Secretary, who will forward these communications to the appropriate group or individual:

Office of the Secretary/Legal Department

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

Shareholders and others can communicate complaints regarding accounting, internal accounting controls, or auditing matters by writing to the Audit Committee, c/o Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

TRANSACTIONS WITH RELATED PERSONS

Under its charter, the Corporate Governance Committee is responsible for reviewing and approving or ratifying any transaction in which, in addition to TJX, any of our directors, director nominees, executive officers (or their immediate family members), or any greater than 5% shareholders (or their immediate family members) is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates, or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside, or disinterested director or committee member; and any other factors the Corporate Governance Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee. During fiscal 2019, a sister-in-law of Mr. Sherr and a daughter of Ms. Meyrowitz were employed by TJX. They received compensation from us for fiscal 2019 and the beginning of fiscal 2020 totaling approximately $306,435 and $149,785, respectively, consistent with other Associates at their levels and responsibilities. They also participated in company benefit plans generally available to similarly situated Associates. As described below in the Beneficial Ownership section, The Vanguard Group, Inc. reported that it was the beneficial owner of more than 5% of TJX’s outstanding common stock. TJX expects to pay The Vanguard Group, Inc. and its affiliates approximately $2,288,366 for services primarily provided during fiscal 2019 and the first quarter of fiscal 2020 in connection with TJX’s retirement savings plans (including recordkeeping, trustee, and related services). Our Corporate Governance Committee discussed and approved or ratified these transactions, consistent with our review process described above.

AUDIT COMMITTEE REPORT

The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the NYSE and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.

14    The TJX Companies, Inc.

We met 10 times during fiscal 2019, including 4 meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit Director and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2019 with management and PwC. We received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors, and PwC TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope and audit results.

We reviewed and discussed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard 1301, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2019 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2020, subject to ratification by TJX’s shareholders.

Audit Committee

Michael F. Hines, Chairman

Rosemary T. Berkery

David T. Ching

Amy B. Lane

AUDITOR FEES

The aggregate fees that TJX was billed for professional services rendered by PwC for fiscal 2019 and fiscal 2018 were:

(In thousands)	Fiscal 2019	Fiscal 2018

Audit	$ 9,263	$ 8,730

Audit Related	765	476

Tax	1,855	871

All Other	127	66

Total	$12,010	$10,143

•

Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, audits of the effectiveness of internal control over financial reporting, and review of TJX’s quarterly consolidated financial statements.

•	Audit related fees were for consultations concerning financial accounting and reporting standards and employee benefit plan audits.

•

Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, transfer pricing and requests for rulings and technical advice from tax authorities.

•	All other fees were primarily for services related to our environmental sustainability program and for Fiscal 2019, a medical claims audit.

2019 Proxy Statement    15

The Audit Committee is responsible for the audit fee negotiations associated with the company’s retention of PwC. The Audit Committee pre-approves all audit services and all permitted non-audit services by PwC, including engagement fees and terms. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to audit, broker-dealer, investment adviser, or investment banking services, or human resource consulting. In addition, the Audit Committee evaluates whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. The Audit Committee concluded that PwC’s provision of non-audit services, which were approved in advance, was compatible with their independence.

16    The TJX Companies, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees and Their Qualifications

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Please see the Board Service at TJX section, above, for additional information about director qualifications and how we assess our nominees and consider Board composition. In addition, we have highlighted qualifications for each director in the individual biographies below. We believe that all our nominees possess the professional and personal qualifications necessary for service on our Board. Ms. Berkery was elected by our Board in September and all of our other nominees were previously elected to the Board by our shareholders.

Our Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Zein Abdalla, 60 Director since 2012 Member of Corporate Governance Committee and Finance Committee

Experience and Qualifications: Mr. Abdalla was the President of PepsiCo, Inc., a leading global food, snack, and beverage company, from September 2012 through his retirement in December 2014, prior to which he served as CEO of PepsiCo Europe, a division of PepsiCo, starting in November 2009 and as President, PepsiCo Europe Region starting in January 2006. Mr. Abdalla previously held a variety of senior positions at PepsiCo since he joined that company in 1995, including as General Manager of PepsiCo’s European Beverage Business, General Manager of Tropicana Europe, and Franchise Vice President for Pakistan and the Gulf region.

Mr. Abdalla’s executive experience with a large global company has given him expertise in corporate management, including in emerging markets, operations, brand management, distribution, and global strategy.

Mr. Abdalla is also a director of Cognizant Technology Solutions Corporation.

Alan M. Bennett, 68 Director since 2007 Chairman of Executive Compensation Committee, Member of Finance Committee

Experience and Qualifications: Mr. Bennett served as the President and Chief Executive Officer of H&R Block, Inc., a tax services provider, from July 2010 until his retirement in May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP).

Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance, and financial reporting.

Mr. Bennett is also a director of Halliburton Company and Fluor Corporation.

2019 Proxy Statement    17

Rosemary T. Berkery, 66 Director since September 2018 Member of Audit Committee and Executive Compensation Committee

Experience and Qualifications: Ms. Berkery was Chairman of UBS Bank USA and Vice Chairman of UBS Wealth Management Americas, a bank and wealth management firm, from March 2010 until April 2018, also serving as CEO of UBS Bank USA from March 2010 to December 2015. Before joining UBS, she held a variety of roles over more than 25 years at Merrill Lynch & Co., Inc., until her departure in January 2009, including Executive Vice President and General Counsel from 2001 and Vice Chairman from 2007.

Her long career as a senior executive in the financial services industry provides her with expertise in finance, investment strategies, and management of complex organizations, as well as significant experience in governance, compliance, and risk assessment and oversight.

Ms. Berkery is also a director of Fluor Corporation.

David T. Ching, 66 Director since 2007 Member of Audit Committee and Corporate Governance Committee

Experience and Qualifications: Mr. Ching was Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, from 1994 to January 2013 and has consulted through DTC Associates LLC, focusing on management consulting and technology services, since 2013. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems.

Mr. Ching’s strong technological experience and related management positions in the retail industry provide him expertise including in information systems, information security and controls, technology implementation and operation, reporting, and distribution in the retail industry.

Ernie Herrman, 58 Director since 2015 Chief Executive Officer and President

Experience and Qualifications: Mr. Herrman has been Chief Executive Officer of TJX since January 2016, a director since October 2015, and President since January 2011. He served as Senior Executive Vice President, Group President from August 2008 to January 2011, with responsibilities for Marmaxx, HomeGoods, and TJX Canada; President of Marmaxx from 2005 to 2008; and Senior Executive Vice President, Chief Operating Officer of Marmaxx from 2004 to 2005. From 1989 to 2004, he held various merchandising positions with TJX.

As Chief Executive Officer and President of TJX, and through the many other positions Mr. Herrman has held with the Company, Mr. Herrman has a deep understanding of TJX and broad experience in all aspects of off-price retail, including merchandising, management, leadership development, business strategy, international operations, marketing, real estate, buying, and distribution.

18    The TJX Companies, Inc.

Michael F. Hines, 63 Director since 2007 Chairman of Audit Committee, Member of Finance Committee

Experience and Qualifications: Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP.

Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management, and financial management.

Mr. Hines is also a director of GNC Holdings, Inc. and Dunkin’ Brands Group, Inc.

Amy B. Lane, 66 Director since 2005 Chairman of Finance Committee, Member of Audit Committee

Experience and Qualifications: Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit.

Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions, and divestitures in that industry as well as management, leadership, and strategy.

Ms. Lane is also a director of GNC Holdings, Inc., NextEra Energy, Inc., and a member of the board of trustees of Urban Edge Properties.

Carol Meyrowitz, 65 Director since 2006 Executive Chairman of the Board

Experience and Qualifications: Ms. Meyrowitz has been Executive Chairman of the Board since January 2016 and a director since September 2006. She served as Chairman of the Board from June 2015 to January 2016 and as Chief Executive Officer of TJX from January 2007 to January 2016. In previous roles, Ms. Meyrowitz served as President of TJX from October 2005 to January 2011, Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004, and President of Marmaxx from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From 1983 to 2001, Ms. Meyrowitz held various senior management and merchandising positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX.

As Executive Chairman of the Board of TJX, and through the many other positions Ms. Meyrowitz has held with TJX, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, business strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.

Ms. Meyrowitz was also a director of Staples, Inc. from 2007 to 2017.

2019 Proxy Statement    19

Jackwyn L. Nemerov, 67 Director since 2016 Member of Corporate Governance Committee and Executive Compensation Committee

Experience and Qualifications: Ms. Nemerov was the President and Chief Operating Officer of Ralph Lauren Corporation, a global leader in premium lifestyle products, from November 2013 until November 2015. She served as Executive Vice President of Ralph Lauren Corporation from September 2004 until October 2013 and was a member of Ralph Lauren Corporation’s board of directors from 2007 until September 2015. Prior to her tenure there, she held multiple positions in the retail industry, including President and Chief Operating Officer of the Jones Apparel Group from 1998 to 2002.

Ms. Nemerov’s extensive retail, brand management and operations experience, as well as her related management positions in the apparel and retail industry, provide her with valuable expertise in supply chain management, manufacturing, merchandising, and licensing in the retail industry.

John F. O’Brien, 76 Director since 1996 Independent Lead Director

Experience and Qualifications: Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company, and Chairman of Brokerage Services, Inc.

Mr. O’Brien has substantial executive experience with two financial services businesses, providing him with expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance, and capital structure.

Mr. O’Brien is also a director of Cabot Corporation and a director of LKQ Corporation. He served as a director of a family of registered mutual funds managed by BlackRock, Inc., an investment management advisory firm, from 2004 until December 2018.

Willow B. Shire, 71 Director since 1995 Chairman of Corporate Governance Committee, Member of Executive Compensation Committee

Experience and Qualifications: Ms. Shire was an executive consultant with Orchard Consulting Group from 1994 to January 2015, specializing in leadership development and strategic problem solving. Previously, she was Chairperson of the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit.

Through her consulting experience and prior business experience, Ms. Shire brings expertise in leadership development, talent assessment, change management, human resources and development practices, cultural assessment, and strategic problem solving.

20    The TJX Companies, Inc.

BENEFICIAL OWNERSHIP

The following table shows, as of April 8, 2019, the number of shares of our common stock beneficially owned by each director/ director nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Name	Number of Shares
Zein Abdalla	45,644	(1)
Alan M. Bennett	104,457
Rosemary T. Berkery	2,538
Kenneth Canestrari	150,368
David T. Ching	93,923
Scott Goldenberg	125,618
Ernie Herrman	478,028
Michael F. Hines	121,184
Amy B. Lane	111,012	(2)
Carol Meyrowitz	355,164
Jackwyn L. Nemerov	10,490
John F. O’Brien	242,971
Richard Sherr	8,477
Willow B. Shire	162,396
All Directors and Executive Officers as a Group (15 Persons)	2,209,676

(1)	Mr. Abdalla shares voting and dispositive power over 20,564 shares of common stock with his spouse.

(2)	Ms. Lane shares voting and dispositive power over 440 shares of common stock with her spouse.

The total number of shares beneficially owned by each individual and by the group above constitutes, in each case, less than 1% of the outstanding shares of TJX. The amounts above reflect sole voting and investment power except as noted. The shares listed in the table above reflect the two-for-one stock split effected November 6, 2018 and include:

•

Vested deferred shares (including estimated deferred shares for accumulated dividends) held by the following directors: Mr. Abdalla 19,028; Mr. Bennett 94,729; Ms. Berkery 1,069; Mr. Ching 58,727; Mr. Hines 99,456; Ms. Lane 81,002; Ms. Nemerov 8,362; Mr. O’Brien 116,659; Ms. Shire 122,740; and all directors and executive officers as a group 601,772.

•

Deferred shares (including estimated deferred shares for accumulated dividends) that are scheduled to vest within 60 days of April 8, 2019 held by the following directors: Ms. Berkery 1,069, each other non-executive director 1,728; and all directors and executive officers as a group 14,893.

•

Shares of common stock that the following persons had the right to acquire on April 8, 2019 or within 60 days thereafter through the exercise of options or through a vested right to delivery of shares under the terms of stock awards: Mr. Canestrari 77,882; Mr. Goldenberg 84,482; Mr. Herrman 246,302; Ms. Meyrowitz 132,290; Mr. Sherr 6,997; and all directors and executive officers as a group 673,871.

Shares listed do not include the following, if not scheduled to vest within 60 days of April 8, 2019: unvested performance-based deferred share awards, performance share unit awards, and restricted stock unit awards.

2019 Proxy Statement    21

The following table shows, as of April 8, 2019, each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	99,603,527	8.0%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	90,260,028	7.3%

(1)

Amounts based on ownership of The Vanguard Group, Inc. and certain subsidiaries at December 31, 2018 as indicated in its Schedule 13G/A filed with the SEC on February 12, 2019, which reflected sole voting power with respect to 1,534,366 of the shares, shared voting power with respect to 356,756 of the shares, sole dispositive power with respect to 97,753,565 of the shares and shared dispositive power with respect to 1,849,962 of the shares.

(2)

Amounts based on ownership of BlackRock, Inc. and certain subsidiaries at December 31, 2018 as indicated in its Schedule 13G/A filed with the SEC on February 6, 2019, which reflected sole voting power with respect to 76,724,290 of the shares and sole dispositive power with respect to 90,260,028 of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the NYSE. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports for fiscal 2019 were timely filed.

22    The TJX Companies, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) describes the objectives and elements of TJX’s executive compensation program, the related processes of our Executive Compensation Committee (ECC), and the fiscal 2019 compensation for our Named Executive Officers (NEOs):

NEO	Title
Ernie Herrman	Chief Executive Officer and President
Scott Goldenberg	Senior Executive Vice President, Chief Financial Officer
Carol Meyrowitz	Executive Chairman
Richard Sherr	Senior Executive Vice President, Group President
Kenneth Canestrari	Senior Executive Vice President, Group President

WHERE WE ARE TODAY

TJX is the leading international off-price apparel and home fashions retailer. We have a long successful track record of strong financial performance, including 23 consecutive years of annual comparable store sale increases, and an executive team with deep experience in off-price retail. Having a highly engaged senior leadership team with the ability to execute our distinctive and flexible business model has been critical to our strong performance over many years.

Our fiscal 2019 executive compensation program reflects important changes to the design of our program, which our ECC approved after extensive shareholder outreach and engagement during fiscal 2018.

Purpose of our executive compensation program

•  Our program is designed to drive long-term profitable and sustainable growth, foster teamwork and management stability, and support our leadership succession plans.

•  Our program is also intended to sustain our competitive position in a highly competitive and changing retail environment, promote Associate engagement and retention, foster alignment with shareholder interests, and maintain focus on business execution and long-term results.

Changes the ECC made for fiscal 2019

•  The ECC led an extensive outreach initiative during fiscal 2018 and made meaningful changes in response to shareholder feedback, including by:

/  Expanding the performance metrics used in our incentive plans to include a balance of growth, profitability, and return metrics; and

/  Updating the design of our long-term incentives to increase overall rigor and performance sensitivity through new performance share units (PSUs).

•  In 2018, 90% of votes cast by our shareholders were in favor of our say-on-pay proposal, which we believe represents strong support for our new program.

Performance and pay in fiscal 2019

•  Fiscal 2019 was another excellent year for TJX. We had a very strong consolidated comparable store sales increase of 6%, with increases of 3% or higher in each of our divisions, driven primarily by increased customer traffic. We also had above-plan EPS over last year, despite continued headwinds from cost pressures, and returned $3.4 billion to shareholders through our share repurchase and dividend programs.

•  Our strong performance led to above-target payouts under our cash incentive programs and full performance vesting of our long-term equity incentive awards.

2019 Proxy Statement    23

HIGHLIGHTS OF OUR FISCAL 2019 EXECUTIVE COMPENSATION PROGRAM

2019 TARGET TOTAL COMPENSATION PAY MIX

Our fiscal 2019 program maintains an emphasis on long-term performance incentives, which represent the largest percentage of target total compensation for our NEOs. Although the pay mix was updated for fiscal 2019, the total target grant value of long-term incentives for our CEO and Executive Chairman did not increase as compared to fiscal 2018. The charts below show the mix of fiscal 2019 target total compensation for our CEO and our other NEOs.

Additional details about the elements of our program can be found below starting on p. 31.

2019 PERFORMANCE METRICS

Our incentive plan metrics are intended to align with our long-term business strategy, and our fiscal 2019 program had a new mix of performance measures that seek to balance growth, profitability, and returns:

Pre-Tax Income	Total Sales	EPS Growth	ROIC
Core metric for our cash incentive plans and key driver for our business	Supplemental metric representing top line performance	Primary long-term measure reinforcing capital discipline and corporate results	Long-term modifier reinforcing attention to capital investments and generating returns

Additional details about these metrics and how they are used in our program are included below, starting on p. 31.

EMPHASIS ON PERFORMANCE INCENTIVES

Our PSU awards were new for fiscal 2019 and comprised the largest component of target total compensation for our NEOs. The design of our new PSU program added additional rigor and increased the pay sensitivity of our long-term performance incentives, compared to the design of our previous performance-based stock awards (PBSAs). The number of PSUs eligible to vest will be reduced for performance below target, and a higher threshold level of performance is required for any PSUs to vest, as compared to our prior PBSAs.

* Performance level for PSUs is expressed as a percent of target based on EPS at the end of the fiscal 2019-2021 performance period, which corresponds to the target EPS CAGR goal for the period.

24    The TJX Companies, Inc.

HIGHLIGHTS OF OUR COMPENSATION GOVERNANCE

Our practices, highlighted in the table below, reflect the ECC’s focus on strong and effective governance:

What We Do and What We Don’t Do

✓	Pay for performance, directly tying incentive compensation to the achievement of objective performance metrics

✓	Award limits on maximum plan payouts

✓	Emphasis on long-term opportunities for equity and cash incentives

✓	Stock ownership guidelines for our executive officers and non-employee directors, updated during fiscal 2019

✓	Clawback policy applicable to our executive officers, amended during fiscal 2019

✓	Robust and deliberate decision making process

✓	Shareholder feedback informed compensation program design

×	No change of control excise tax gross-ups

×	No single-trigger severance benefits upon a change of control

×	No automatic full acceleration of equity awards upon a change of control

×	No hedging or pledging of company stock by our executive officers

×	No dividends on unearned stock awards

×	No repricing or exchange of underwater stock options without shareholder approval

SHAREHOLDER OUTREACH AND ECC RESPONSIVENESS

Our executive compensation program for fiscal 2019 reflects an extensive shareholder outreach initiative led by the ECC during fiscal 2018 in response to the results of our say-on-pay vote in 2017. Before the ECC approved the new program design for fiscal 2019, we sought initial feedback from shareholders, worked to redesign our program based on the initial feedback, and then sought additional feedback on potential design changes from our shareholders. We reached out to shareholders representing over 50% of shares outstanding, and held discussions with more than 37% of shares outstanding and with proxy advisory firms. The entire process was overseen by the ECC between May 2017 and April 2018. We believe our shareholders strongly supported the changes to our fiscal 2019 executive compensation program, consistent with the results of our say-on-pay vote in 2018 where we received 90% support (compared to 58% in 2017).

During fiscal 2019, we continued our outreach to shareholders on executive compensation matters and the key features of our new program. The ECC also undertook a review of our compensation recovery and forfeiture practices following a 2018 shareholder vote on our clawback policy, as discussed below on p. 40.

FOCUS ON GOAL SETTING

Each year, the ECC establishes goals for our incentive plans that are tied to our strategic planning process and derived from annual and multi-year business plans that are reviewed with and overseen by our Board. Our incentive plan targets are generally set at levels that align with the financial guidance we provide to investors and are intended to be challenging but reasonably achievable. Historically, this process has resulted in incentive plan goals that demonstrate the rigor of our program over time:

•

Our annual incentive program has had year-over-year increases in our corporate performance targets for the past five years, and fiscal 2019 annual performance targets were set higher than prior year targets and actual results.

•

Our long-term incentive program has had consecutive increases in our long-term cash performance targets for three-year cycles beginning in fiscal 2017, fiscal 2018, and fiscal 2019, and we introduced a three-year EPS growth target in our new PSU program that started in fiscal 2019.

THOUGHTFUL DECISION MAKING PROCESS

In overseeing executive compensation and making compensation decisions throughout the year, the ECC follows a thoughtful and deliberate approach that considers a variety of important qualitative and quantitative factors and seeks to balance potential business risk, performance, and rewards. The annual process includes competitive analysis, market checks, executive assessments, an annual compensation risk assessment, and input from an independent compensation consultant that has been engaged by and reports directly to the ECC. (See The Decision Making Process, starting on p. 28, for more information.)

2019 Proxy Statement    25

FISCAL 2019 REVIEW

Our fiscal 2019 results reflect strong execution of our business plan and growth strategies, as we increased annual comparable store sales in all divisions, primarily driven by strong customer traffic gains, and grew our store base globally while we maintained focus on driving profitable sales, reinvesting in the business, managing expenses, and returning value to shareholders.

FISCAL 2019 BUSINESS REVIEW

Financial Results/ Business Execution[1]	Shareholder Value Creation	Business/Strategic Results

•  $39.0 billion net sales, an increase of 9% over fiscal 2018

•  Comparable store sales increased 6% over a 2% increase in fiscal 2018, driven primarily by customer traffic increases in every division

•  Fourth quarter net sales were $11.1 billion and comparable stores sales were up 6% for the quarter over 4% growth in the same period last year

•  26.8% total shareholder return

•  Returned $3.4 billion to shareholders through our share repurchase and dividend programs

•  Increased dividend by 25% during fiscal 2019; announced plan to increase current dividend by 18% in fiscal 2020

•  $59.5 billion market cap at fiscal year-end

•  Successfully grew our global store base by a net 236 stores globally during fiscal 2019

•  Expanded to 4,306 total stores at fiscal year-end across 9 countries

•  Continued to invest in distribution capabilities and systems to support growth plans

[1]	Fiscal 2018 was a 53-week year. Fiscal 2019 was a 52-week year. Comparable store sales are defined in Appendix A.

Our EPS growth continued in fiscal 2019, and our long-term total shareholder return growth rates and annual sales growth continued to be strong relative to our fiscal 2019 peer group (detailed below under The Role of Our Peer Group).

*	See Appendix A to the proxy statement for notes on Annual Sales Growth chart and reconciliations of adjusted EPS to GAAP EPS.

26    The TJX Companies, Inc.

FISCAL 2019 INCENTIVE PLAN PERFORMANCE

Our strong business performance in fiscal 2019 led to the following results under our performance-based incentive plans.

Annual Incentives	Long-Term Incentives

Actual results were above our targets for our annual incentive plan (MIP), driven by strong sales execution and focus on profitability

•  Pre-tax Income for MIP exceeded our fiscal 2019 target at 105.31% of target, resulting in a payout percentage of 158.44% for that metric

•  Total Sales for MIP exceeded our fiscal 2019 target at 103.72% of target, resulting in a payout percentage of 189.26% for that metric, which was then capped at 158.44% based on the plan design that limits upside impact of sales results

Actual results were above our target for our long-term incentives that were linked to the fiscal 2017 – 2019 performance cycle, reflecting the consistency and strength of the company’s performance over the longer term

•  Pre-tax Income for LRPIP exceeded our fiscal 2017-2019 target at 106.30% of target, resulting in a payout of 115.74%

•  LRPIP performance resulted in full performance vesting for the previously granted PBSAs covering the fiscal 2017-2019 performance period

For more detail about plan goals and payout mechanics and definitions of Pre-tax Income for MIP, Total Sales for MIP, and Pre-tax Income for LRPIP, see Annual Cash Incentives: Management Incentive Plan (MIP) starting on p. 33 and Long-Term Incentives starting on p. 34.

CEO TOTAL DIRECT COMPENSATION

The chart below shows the total direct compensation1 of our CEO for fiscal 2019, including results of our cash incentive payouts, compared to fiscal 2017 and fiscal 2018.

1 Total direct compensation for each fiscal year consists of the following elements: base salary, earned cash incentives (MIP and LRPIP with performance periods ending in the fiscal year), and the grant date fair value of equity incentives granted during the fiscal year (PSUs and RSUs for fiscal 2019 and PBSAs and stock options for fiscal 2017 and fiscal 2018). PBSA and stock option grants have been eliminated from the program as of fiscal 2019.

2019 Proxy Statement    27

THE DECISION MAKING PROCESS

THE ROLE OF THE EXECUTIVE COMPENSATION COMMITTEE

The ECC, a committee of our Board of Directors composed entirely of independent directors, oversees the compensation of our executive officers, including the NEOs. In determining the overall level of executive compensation and establishing the design and mix of specific elements, the ECC considers a number of quantitative and qualitative factors, including:

•	individual executive performance and responsibilities

•	market data and peer practices

•	succession planning and organizational changes

•	internal consistency with our broad-based practices and programs
•	company and divisional performance

•	our business culture and core values

•	shareholder feedback, including our say-on-pay vote

•	employment terms and contractual negotiations

•	risk mitigation strategies, and the balance of potential risks and rewards

The ECC approaches executive compensation as part of the overall strategic framework for total rewards at TJX. This framework applies to all TJX Associates and reflects our global total rewards principles, which include sharing in the success of the company, encouraging teamwork and collaboration across a diverse workforce, and being fair and equitable.

The ECC consults with and reviews data from an independent compensation consultant (discussed further below) to assess the overall competitiveness of our NEOs’ compensation and our executive compensation program and to determine the appropriate levels and the mix of individual compensation components.

In addition to any special actions the ECC may take throughout the year, the ECC typically reviews and approves the elements of our NEOs’ compensation using the following general process:

THE ROLE OF EXECUTIVES

Our executive officers play a limited role in determining executive compensation. The ECC may invite our executive officers to attend portions of its meetings, discuss business and organizational strategies with the Board, and review with the Board the annual and multi-year business plans for TJX and our divisions. These business plans form the basis for the performance targets for our short- and long-term incentive plans, and those targets are approved by the ECC. The ECC also receives individual performance evaluations of our CEO and Executive Chairman from the Corporate Governance Committee (which does not make executive compensation recommendations). For each of our other NEOs, the CEO makes compensation recommendations to the ECC based in part on individual annual performance evaluations of these executives. Individual performance evaluations take into account the NEO’s individual responsibilities, performance, self-assessments, and support of TJX’s cultural values. The ECC considers these executives’ performance evaluations and the CEO’s recommendations, among other factors, in establishing compensation for our NEOs.

28    The TJX Companies, Inc.

THE ROLE OF OUR PEER GROUP

The ECC uses peer group data to inform its compensation decision-making for our NEOs. The ECC annually assesses the composition of this peer group. During fiscal 2018, the ECC considered what would be an appropriate peer group to be used to provide context for making compensation decisions for fiscal 2019. After consultation with Pearl Meyer & Partners, LLC (Pearl Meyer), the ECC determined that the following group of 16 large, publicly traded consumer-oriented companies listed below would continue to be appropriate to use for fiscal 2019.

FY19 Peer Companies

Best Buy	L Brands	Nike	Ross Stores
Gap	Lowe’s	Nordstrom	Starbucks
Kimberly-Clark	Macy’s	PepsiCo	Target
Kohl’s	McDonalds	Procter & Gamble	The Home Depot

The ECC evaluated the peer group for fiscal 2019 and determined that it continued to be appropriate after taking into account TJX’s growth and global operations, coupled with challenges facing smaller peers in the domestic retail industry. The ECC considered criteria beyond standard industry classifications in constructing and evaluating the peer group, including:

•	industry similarity, targeting retail companies and also considering consumer product companies that met complexity criteria;

•	revenues and market capitalization;

•	business complexity, reflected by factors such as significant global operations, brand and/or product line diversity, multiple segments, and e-commerce strategy; and

•	financial performance metrics, including operating and market performance.

The ECC approved the fiscal 2019 peer group based on the analysis described above. At the time of the peer group evaluation for fiscal 2019, TJX was, and as of the end of fiscal 2019 continued to be, above the peer group median in both revenue and market cap, and the ECC believed that the fiscal 2019 peer group was an appropriate comparator group for TJX in terms of size, industry, business focus and overall complexity of operations, channels and customer focus. For comparisons of TJX performance to the fiscal 2019 peer group through the end of fiscal 2019, see Fiscal 2019 Business Review on p. 26.

The ECC uses peer group data to inform the competitiveness of NEO compensation and to evaluate program design, marketplace practices, and the relationship of pay and performance on a relative basis. The ECC believes that peer group data provides important context for its compensation decisions. At the same time, the ECC recognizes that our off-price retail business model, in combination with our size and global focus, is distinct from other companies. The ECC does not rely on strict benchmarking or target any element of NEO compensation by reference to any specified level of compensation within the peer group. The ECC has also supplemented peer group data from time to time with additional case studies and market data to provide further context for its compensation decisions.

2019 Proxy Statement    29

THE ROLE OF COMPENSATION CONSULTANTS

The ECC engaged Pearl Meyer to serve as the independent compensation consultant to the ECC for fiscal 2019. Pearl Meyer attended all of the ECC’s meetings during the fiscal year and was available to the ECC on an ongoing basis throughout the year. Pearl Meyer provided industry, peer, and market data and advised the ECC on a variety of matters, including the design and competitive positioning of key compensation elements (base salary, annual bonus, and long-term cash and equity incentives) and our new fiscal 2019 compensation program for our NEOs and other senior management; short-term and long-term relationships between NEO pay and corporate performance relative to our peers; the establishment and evaluation of a compensation peer group; employment agreement terms, severance arrangements and our Executive Severance Plan, and compensation forfeiture and recovery policies and practices; aggregate equity program usage; and updates on practices, trends, and regulatory developments as well as on other pay-related matters. The ECC used this information and advice from Pearl Meyer as a reference in making its executive compensation decisions and determinations about the design, overall level and mix of compensation, plan metrics, goals and formulas, and individual compensation components, including benefits and perquisites.

Pearl Meyer did not perform any services for TJX other than work for or requested by the ECC and for the Corporate Governance Committee on director compensation. Pearl Meyer reported directly to the ECC, which determined the scope and terms of Pearl Meyer’s engagement.

The ECC regularly reviews the services provided to the ECC by outside consultants. During fiscal 2019, the ECC reviewed its existing relationship with Pearl Meyer, including potential conflicts of interest, and determined that Pearl Meyer’s work for the ECC did not raise any conflicts of interest and that Pearl Meyer continued to be an independent advisor to the ECC.

30    The TJX Companies, Inc.

FISCAL 2019 EXECUTIVE COMPENSATION PROGRAM

Program elements: Our fiscal year 2019 executive compensation program consisted of base salary and annual and long-term incentives as summarized below.

Base Salary	Salary • Provide a base level of compensation to reflect individual roles and responsibilities, experience, and value in the marketplace • Recognize individual performance
Annual Cash Incentives	Management Incentive Plan (MIP) • Incentivize performance to reach or exceed our annual financial goals • Encourage engagement, teamwork, and collaboration within divisions
Long-Term Incentives

Equity: Performance Share Units (PSUs) and Restricted Stock Units (RSUs)

•  Align executive interests with shareholders and reward stock performance

•  Incentivize performance to reach or exceed our longer-term financial goals

•  Support longer-term retention objectives

Cash: Long Range Performance Incentive Plan (LRPIP)

•  Incentivize performance to reach or exceed our longer-term financial goals

•  Foster teamwork and collaboration across divisions

•  Support longer-term retention objectives

Our program also includes health and welfare, deferred compensation, and retirement benefits, as well as limited perquisites. See Other Compensation Practices and Considerations starting on p. 38.

Performance metrics: The ECC conducted an in-depth review of compensation-related performance measures during fiscal 2018 and, after careful consideration, determined that the fiscal 2019 program for our NEOs would include the following mix of metrics:

Performance Metric	Why It’s Included	How It’s Used
Pre-Tax Income

•  Reflects divisional profitability, including both top-line performance and effective management of expenses

•  Highly relevant to our business, well understood, and part of broad-based incentive program for all TJX management

• Primary but not sole metric in our annual MIP program, weighted at 80% • Three-year cumulative metric in our long-term cash program (LRPIP)
Total Sales	• Demonstrates attention to top-line growth • Highly visible and easy to understand	• Secondary measure in our MIP program, weighted at 20% • Limited upside from sales; MIP payout formula restricts sales impact to maintain overall emphasis on profitability
EPS Growth	• Maintains critical focus on profitable growth • Reinforces attention to capital discipline and corporate results • Important measure internally and externally	• Primary measure in our new long-term PSU program • Excludes the impact of certain unplanned items, such as unbudgeted buybacks and unanticipated changes in corporate tax rates
ROIC	• Reinforces attention to capital investments and generating appropriate returns	• Secondary measure in our new long-term PSU program • Used as downward-only modifier

2019 Proxy Statement    31

Incentive plan goal setting: As described above on p. 25, each year the ECC sets objective business performance targets and the amounts payable at different levels of performance under each of our incentive plans. At the time the goals are established, the ECC considers a variety of qualitative and quantitative factors, including:

•	estimated long-term trends in sales, comparable store sales, profitability, and earnings;

•	maturity of our various businesses;

•	strategic investments to support our growth;

•	external factors (such as market competition, currency volatility, and wage and other cost pressures);

•	balance of potential business risks, performance, and rewards;

•	historical performance against targets and relative to peers and the market; and

•	degree of difficulty in achieving various levels of performance.

The goals for our MIP, LRPIP and PSU incentive programs reflect the company’s strategic planning for the next fiscal year or three-year period, as applicable, and are built from our business plans, including long-term growth goals, for our divisions. The ECC believes that the targets for each of these incentive plans are challenging but reasonably achievable and that the payout formulas reflect an appropriate degree of pay-for-performance sensitivity, taking into account the factors described above.

As part of the goal-setting process, at the time the goals are established, the ECC also establishes definitions of the applicable financial metrics (including, for example, planned exchange rates for foreign currency translation) and automatic adjustments (including, for example, for unplanned changes in accounting standards, acquisitions, or dispositions) that would apply during the performance period. The ECC uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of TJX without influencing or being influenced by incentive plan results. The effect of these items on our incentive plan results is included below under Annual Cash Incentives: Management Incentive Plan (MIP) and Long-Term Incentives: Long Range Performance Incentive Plan (LRPIP). The ECC has not made any discretionary increases to incentive plan payouts for our NEOs in recent years.

Base Salary

Base salaries provide competitive, fixed compensation to attract and retain our executives and to reflect individual responsibilities, performance, experience, and value in the marketplace. Base salaries are typically reviewed on an annual basis in connection with individual performance evaluations and may be reviewed in connection with new employment agreements, new positions, or other organizational changes. For fiscal 2019, the ECC approved salary increases as part of our annual individual performance and salary review process for each of our NEOs, other than Mr. Herrman and Ms. Meyrowitz, who did not receive salary increases for fiscal 2019. Salary reviews are based on various factors, including an assessment of individual performance and responsibilities, our prior year performance, contractual obligations, and overall competitiveness of compensation.

Base Salaries at Fiscal 2019 Year-End
Ernie Herrman	$1,600,000
Scott Goldenberg	$ 936,000
Carol Meyrowitz	$1,040,000
Richard Sherr	$1,070,000
Kenneth Canestrari	$ 860,000

32    The TJX Companies, Inc.

Annual Cash Incentives: Management Incentive Plan (MIP)

The objective of the annual cash incentive awards made under our MIP is to motivate our NEOs and other key Associates to achieve or exceed fiscal year performance targets set in advance by the ECC.

Key Features of MIP:

•	Broad-based program that extends throughout our global organization, emphasizing team-based execution of our business strategies

•	Performance tied to objective annual business goals and results approved by the ECC

•	No discretionary increases for fiscal 2019 MIP payments to our NEOs

•	Maximum individual payout limits apply to all awards (for fiscal 2019, no more than $6,700,478, and no more than 200% of each individual award opportunity)

Performance goals and results for fiscal 2019: For fiscal 2019, the ECC determined that adjusted annual pre-tax income (referred to as Pre-tax Income for MIP) and adjusted total annual sales (referred to as Total Sales for MIP) would be appropriate and effective measures for our NEOs’ MIP awards.

•

Pre-tax Income for MIP is weighted at 80% of the total payout opportunity for our NEOs and is considered to be an effective measure to motivate, focus, and reward operational performance across the company, particularly for our management.

•

Total Sales for MIP is weighted at 20% of the total payout opportunity for our NEOs and is capped so that the total sales-based payout cannot exceed the payout percentage earned under the pre-tax income goal, thereby maintaining our emphasis on profitable sales.

Our NEOs’ fiscal 2019 MIP award opportunities were based on the aggregate of all divisional MIP goals, which we refer to as the corporate goals. As a result of the goal-setting process described above in the Incentive plan goal setting section, the ECC established a fiscal 2019 Pre-tax Income for MIP target that was higher than the prior year’s target and actual results under MIP, and a fiscal 2019 Total Sales for MIP target that was higher than the prior year’s actual sales, in each case on an absolute and constant currency basis.

The fiscal 2019 MIP performance levels and corresponding payout percentages are shown below, including the performance targets, thresholds (the level of performance at or below which no payout would be made), and maximums (the level at or above which the award payout would be the maximum under the award terms). After the end of fiscal 2019, our actual performance was measured against the performance target and MIP performance results were certified by the ECC.

Fiscal 2019 MIP Goals and Results1

(Pre-Tax Income for MIP and Total Sales for MIP in 000s)

	Threshold	Target	Maximum	Actual
Pre-tax Income for MIP (80%)	$3,953,958	$4,518,777	$4,929,555	$4,758,861
Percentage of target	87.5%	100%	109.1%	105.31%
Payout opportunity (as a % of target)	0%	100%	200%	158.44%
Total Sales for MIP (20%)[2]	$36,101,116	$38,001,077	$39,584,376	$39,414,366
Percentage of target	95.0%	100%	104.2%	103.72%
Payout opportunity (as a % of target)[2]	0%	100%	200%	189.26%
			Total Payout	158.44%

[1] Our Fiscal 2019 corporate MIP goals for all NEOs consisted of adjusted annual pre-tax income and sales goals for all TJX divisions, which included all of our businesses. Under the terms pre-established by the ECC, MIP performance goals and results were adjusted to reflect pre-established currency exchange rates (to remove the impact of translational foreign exchange) and, in the case of pre-tax income, to exclude capitalized inventory costs, interest income and expense, and mark-to-market impact of inventory derivatives, as applicable. Payout levels are interpolated on straight-line bases for performance between threshold and target or between target and maximum, as applicable.

[2] Total Sales for MIP payout percentage is capped at the Pre-tax Income for MIP payout percentage.

2019 Proxy Statement    33

Award opportunities and payouts: Each MIP award has a target award opportunity, expressed as a percentage of the individual’s base salary earned during the fiscal year. The ECC approved these individual award opportunities at the beginning of fiscal 2019 based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, individual responsibilities, and contractual obligations. The fiscal 2019 MIP award earned by each NEO was determined by applying the corporate MIP payout percentage of 158.44% to the individual’s target award opportunity, as shown below.

Fiscal 2019 MIP Opportunities and Payouts

	Target (as a % of Base Salary)	Target[1] (as a $ amount)	Actual Amount Earned
Ernie Herrman	150%	$2,400,002	$3,802,562
Scott Goldenberg	55%	$ 512,136	$ 811,428
Carol Meyrowitz	150%	$1,560,000	$2,471,664
Richard Sherr	55%	$ 587,020	$ 930,075
Kenneth Canestrari	50%	$ 427,645	$ 677,561

[1] Target amount based on actual salary earned during fiscal 2019.

Long-Term Incentives

One of the key objectives of our long-term incentive program is to strengthen the retention and stability of our leadership team, which has been a critical factor for the success of TJX. We use a mix of long-term vehicles to incentivize our executives, foster teamwork to drive execution of our business goals, and align the interests of our executives with the interests of our shareholders. Our fiscal 2019 long-term incentive program for our NEOs consisted of PSUs, RSUs and LRPIP and was heavily weighted toward objective performance-based compensation:

•	80% of the total target long-term incentive value (PSUs and LRPIP) was tied to objective financial performance metrics.

•	20% of the total target long-term incentive value consisted of RSUs with service-based vesting conditions.

LONG-TERM EQUITY INCENTIVES

Key Features of Fiscal 2019 Equity Grants:

•	All equity awards are subject to individual award limits under the plan

•	No one-time equity grants were made to our NEOs

•	All equity grants are “double-trigger” (no automatic full acceleration upon a change of control)

•	All PSU grants have three-year performance vesting conditions and all RSU grants are generally scheduled to vest in full three years from the grant date

Equity awards are granted under our Stock Incentive Plan (SIP) and generally granted at our regularly scheduled ECC meetings, held at approximately the same times each year.

34    The TJX Companies, Inc.

Performance Share Units (PSUs) and Restricted Stock Units (RSUs)

Fiscal 2019 PSUs. For fiscal 2019, PSUs made up the largest portion of target long-term incentives for our NEOs. PSUs granted in fiscal 2019 will be earned based on the achievement of challenging EPS compound annual growth rate (CAGR) goals measured at the end of a three-year performance cycle (fiscal 2019-2021). The new PSUs will also be subject to a downward ROIC modifier, which means that if the company does not achieve its ROIC goals, award payouts would be adjusted downward by 20%.

Step 1		Step 2
Level of EPS Performance [1]	Payout as a Percentage of Target [2]	ROIC Performance Modifier
Below Threshold <87% of target	0%	Below Target Range: Reduce by 20%
Threshold 87% of target	25%
Target 100%	100%	At or Above Target Range: No Modification
Maximum >130% of target	200%

[1]	Performance level expressed as a percent of target based on EPS at the end of the fiscal 2019-2021 performance period, which corresponds to the target EPS CAGR goal for the period.
[2]	Before ROIC modifier. Payout levels based on EPS performance will be interpolated on straight-line bases for performance between threshold and target or between target and maximum, as applicable.

The EPS growth target goal for fiscal 2019-2021 is aligned with our long range business plan and reflects meaningful growth over the three-year period. The threshold level reflects the minimum level of growth during the three-year period for any payout, and the maximum level is intended to be a significant stretch goal for the period. The ROIC modifier is intended to ensure that a full payout based on EPS results would be made only if we also generate meaningful capital returns over the three-year period. Consistent with our past disclosure practice, we plan to provide additional detail about the fiscal 2019-2021 performance goals once the performance cycle is complete.

Fiscal 2019 RSUs. NEOs were awarded RSUs in fiscal 2019 that are generally scheduled to vest in full three years from the grant date. NEOs who have satisfied special service retirement eligibility criteria are eligible for partial vesting of RSUs based on full years completed in the service period, as discussed under Potential Payments upon Termination or Change of Control. RSUs are intended to maintain an appropriate degree of stability and retention within the program and support our management continuity and succession planning, which is a longstanding, key component of our leadership strategy.

Fiscal 2019 PSUs and RSUs

In April 2018, the ECC granted PSUs and RSUs to our NEOs, with the size of each award determined based on factors that included the executive’s responsibilities, the potential value of each grant, contractual obligations, and an assessment of the overall competitiveness and mix of our executive compensation.

	Number of PSUs	Number of RSUs	Total Grant Date Fair Value*
Ernie Herrman	179,590	54,416	$9,632,857
Scott Goldenberg	67,150	19,800	$3,579,297
Carol Meyrowitz	92,312	29,152	$5,000,065
Richard Sherr	67,028	20,990	$3,623,261
Kenneth Canestrari	51,620	15,330	$2,755,996

* Reflects the aggregate grant date fair value of April 2018 PSU and RSU awards as determined for financial reporting purposes. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date ($41.165). The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2019.

2019 Proxy Statement    35

Previously Granted Performance-Based Stock Awards (PBSAs)

Each of our NEOs held PBSAs granted in March 2016 with performance-based vesting criteria that were satisfied based on a fiscal 2017-2019 LRPIP performance payout of 115.74%, as described further below. The performance vesting criteria for the fiscal 2017-2019 LRPIP-based PBSAs required achievement of at least 87% of the targeted cumulative pre-tax income performance under LRPIP for full vesting and achievement of at least 60% of the targeted cumulative pre-tax income performance under LRPIP for partial vesting. In comparison to our new PSUs, which have more performance sensitivity and a wider range of potential pay outcomes, the PBSAs were designed to serve as a vehicle for stability and retention and not solely as a performance incentive.

LONG-TERM CASH INCENTIVES

Long Range Performance Incentive Plan (LRPIP) LRPIP awards are designed to motivate our NEOs and other key Associates to achieve or exceed long-term financial goals, as well as to foster teamwork and collaboration across the company and promote retention. Our LRPIP awards have overlapping three-year cycles, with a new cycle starting each fiscal year.

Key Features of LRPIP:

•	Broad-based program that extends throughout our global organization, emphasizing team-based execution of our company-wide business strategies over a longer time horizon

•	Performance tied to objective long-term business goals and results approved by the ECC

•	No discretionary increases for fiscal 2017-2019 LRPIP payments to our NEOs

•	Maximum individual payout limits apply to all awards (no more than $6,077,531, and no more than 200% of each NEO award opportunity, for the fiscal 2017-2019 cycle)

Fiscal 2017-2019 LRPIP – Completed Cycle

Performance conditions: LRPIP goals and awards for the fiscal 2017-2019 cycle were established by the ECC during fiscal 2017. LRPIP goals are generally intended to reflect the company’s longer-term strategic planning, as described above in the Incentive plan goal setting section. The ECC determined that a cumulative three-year adjusted pre-tax income measure further detailed in the table below (referred to as Pre-tax Income for LRPIP), was an appropriate and effective metric to motivate, focus, and reward operational performance across the company over a longer time horizon, and that using a goal based on aggregate targets for all divisions would promote our team-based approach to achieving our long-term goals.

Performance results for the fiscal 2017-2019 cycle: After the end of fiscal 2019, LRPIP performance results for this cycle were certified by the ECC.

Fiscal 2017-2019 LRPIP Goals and Results1

(Pre-Tax Income for LRPIP in 000s)

	Threshold	Target	Maximum	Actual
Pre-tax Income for LRPIP	$7,431,476	$12,385,381	$17,339,285	$13,165,119
Percentage of target	60%	100%	140%	106.30%
Payout opportunity (as a % of target)	0%	100%	200%	115.74%

[1] Fiscal 2017-2019 LRPIP performance was measured by an aggregate adjusted pre-tax income goal for all divisions for the three-year period. The fiscal 2017-2019 LRPIP performance goal is not directly comparable to the fiscal 2016-2018 LRPIP performance goal, which was measured by a weighted combination of performance for our four major divisions. Under the terms pre-established by the ECC at the beginning of fiscal 2017 for the fiscal 2017-2019 LRPIP cycle, LRPIP performance goals and results were adjusted to reflect pre-established currency exchange rates (to remove the impact of translational foreign exchange) and to exclude capitalized inventory costs, interest income and expense, and mark-to-market impact of inventory derivatives, as applicable. Fiscal 2017-2019 LRPIP performance results were further adjusted downward by the ECC to exclude certain transactional foreign exchange gains at TJX Europe during fiscal 2017. Payout levels are interpolated on straight-line bases for performance between threshold and target or between target and maximum, as applicable.

36    The TJX Companies, Inc.

Award opportunities and payouts: At the beginning of the fiscal 2017-2019 cycle, the ECC approved individual LRPIP award opportunities based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. The actual LRPIP award earned for each individual is the target opportunity for the cycle multiplied by the total payout percentage of 115.74%, as shown below.

Fiscal 2017-2019 LRPIP Opportunities and Payouts

	Fiscal 2017-2019 Target Opportunities	Fiscal 2017-2019 LRPIP Actual Award Earned
Ernie Herrman	$1,525,000	$1,765,035
Scott Goldenberg	$ 500,000	$ 578,700
Carol Meyrowitz	$1,000,000	$1,157,400
Richard Sherr	$ 500,000	$ 578,700
Kenneth Canestrari	$ 400,000	$ 462,960

Fiscal 2019-2021 LRPIP – New Cycle

At the beginning of fiscal 2019, the ECC established the new LRPIP target award opportunities for the fiscal 2019-2021 cycle for our NEOs. These opportunities were set after consideration of a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant and are as follows:

Fiscal 2019-2021 LRPIP Target Opportunities
Ernie Herrman	$1,600,000
Scott Goldenberg	$ 500,000
Carol Meyrowitz	$1,040,000
Richard Sherr	$ 700,000
Kenneth Canestrari	$ 400,000

As part of the long-term goal-setting process described above, the ECC also established the Pre-tax Income for LRPIP target for fiscal years 2019 through 2021 (based on aggregate targets for all divisions), payout formulas, and a maximum LRPIP payout percentage of 200%. The minimum (threshold) level for any payout is 60% of the performance target and the maximum payout level is achieved if performance is at or above 140% of the performance target.

Consistent with our past disclosure practice, we plan to provide additional detail about the performance goals for this cycle, which are based on business targets through fiscal 2021, once the performance cycle is complete.

2019 Proxy Statement    37

OTHER COMPENSATION PRACTICES AND CONSIDERATIONS

RETIREMENT BENEFITS

All of our NEOs are eligible to participate in our 401(k) plan and also participate in our broad-based pension plan under which benefits are accrued based on compensation and service. We also maintain a Supplemental Executive Retirement Plan (SERP). Ms. Meyrowitz is a vested participant in our primary SERP benefit program, a nonqualified pension benefit based on final average earnings. We have not offered primary SERP benefits to new participants for many years. Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari participate in our alternative SERP benefit program, which is intended to restore pension benefits that would otherwise not be available due to Internal Revenue Code restrictions. Long-term incentives are not included in defined benefit pension calculations, and we do not have a policy of granting extra years of credited service for purposes of our pension plans. These programs are discussed under Pension Benefits.

DEFERRED COMPENSATION

During fiscal 2019, our NEOs could defer compensation under our Executive Savings Plan (ESP), an elective deferred compensation plan, intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by encouraging retention and rewarding company performance. Participants in the ESP, other than those eligible for our primary SERP benefit, are eligible to receive an employer match based in part on our performance under our MIP. Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari received an ESP match for fiscal 2019.

Under his employment agreement in effect during fiscal 2019, Mr. Herrman is eligible for additional performance-based company credits under the ESP for each of fiscal 2017, fiscal 2018, and fiscal 2019. The credits are made to Mr. Herrman’s ESP account after the end of the applicable fiscal year if he remains employed through the end of the year and to the extent applicable MIP performance goals are met for the year, with no credit provided if no MIP payout is achieved for the year. Mr. Herrman received the full additional ESP credit for fiscal 2019, which required achievement of at least 96% of the targeted Pre-tax Income for MIP and at least 98% of the targeted Total Sales for MIP (resulting in a MIP payout of at least 67%) for the year. The additional credits (and any earnings under the ESP) are payable to Mr. Herrman following his separation from service with the company if, on the terms provided under the ESP, he complies with applicable post-employment restrictive covenants. In determining the magnitude, duration, and conditions of the additional credits under ESP, the ECC undertook a holistic look at Mr. Herrman’s career compensation opportunities at the time of his transition to CEO, with the objective of ensuring the long-term retention of Mr. Herrman for the duration of his career as CEO while emphasizing performance-based pay. Mr. Herrman’s new employment agreement that became effective at the start of fiscal 2020 does not include additional performance-based ESP credits.

Ms. Meyrowitz has amounts previously deferred under our General Deferred Compensation Plan (GDCP), now closed to new deferrals, which earn notional interest at an annually adjusted rate based on U.S. Treasury securities. Our deferred compensation plans for NEOs are discussed with the compensation tables under Nonqualified Deferred Compensation Plans. Company-provided amounts under these programs are included below as All Other Compensation and detailed in footnote 5 to the Summary Compensation Table.

PERQUISITES AND OTHER BENEFITS

We provide limited perquisites and other personal benefits to our NEOs, which are reviewed every year by the ECC. These benefits consist generally of automobile allowances, reimbursement for legal, financial and tax planning services, and payment of management life insurance premiums, none of which is grossed up for taxes. The amounts are included below as All Other Compensation and detailed in footnote 5 to the Summary Compensation Table.

38    The TJX Companies, Inc.

STOCK OWNERSHIP GUIDELINES AND HEDGING/PLEDGING PROHIBITIONS

We have stock ownership guidelines that apply to all of our executive officers. Under these guidelines, updated during fiscal 2019, our CEO and President and our Executive Chairman are expected to attain stock ownership with a fair market value equal to at least six times annual base compensation. Our Chief Financial Officer and each Senior Executive Vice President are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, these ownership guidelines are reduced by fifty percent. Our stock ownership guidelines are designed to align our executives’ interests with those of our shareholders and to encourage a long-term focus. As of April 8, 2019, each of our executive officers was in compliance with our stock ownership guidelines and policies. Our policies also prohibit our executive officers from engaging in pledging or hedging transactions with respect to TJX stock.

EMPLOYMENT AGREEMENTS

The ECC has reviewed and approved, after consultation with Pearl Meyer, individual employment agreements for our NEOs that set certain terms of employment, including compensation, benefits, and termination and change of control provisions discussed under Severance, Retirement, and Change of Control Provisions. We believe that these employment agreements and related plans help retain our executives and support our succession planning process. The ECC takes the terms of these agreements into account when approving compensation for our NEOs.

Each of our NEO employment agreements has a three-year term. In February 2019, we entered into new employment agreements with Mr. Herrman and Ms. Meyrowitz, which became effective at the beginning of fiscal 2020 and, unless terminated earlier in accordance with their terms, continue until January 29, 2022. The existing three-year agreements with Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari, unless terminated earlier in accordance with their terms, continue until January 30, 2021.

The agreements with our NEOs establish a minimum level of base salary and provide for participation in the SIP, MIP, and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to terms established by the ECC, and also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans, including, in the case of Mr. Herrman and Ms. Meyrowitz, an automobile allowance and reimbursement of reasonable legal and financial advisor fees and costs incurred in negotiating the agreement. Mr. Herrman’s and Ms. Meyrowitz’s agreements that became effective at the start of fiscal 2020 also provide for minimum MIP and LRPIP target award levels during the term of the agreements, which were not increased from the target percentages provided under their previous agreements in effect during fiscal 2019. Mr. Herrman’s agreement that became effective at the start of fiscal 2020 continues to provide for an enhanced company match under our ESP, and his previous agreement in effect during fiscal 2019 provided for the additional performance-based company credits described above in Deferred Compensation. Ms. Meyrowitz’s agreement that became effective at the start of fiscal 2020 provides for annual stock awards with a total grant date value of $5 million, consisting of PSUs with a three-year performance vesting period and RSUs, and also specifies interest rate assumptions for determining her SERP benefit.

EXECUTIVE CHAIRMAN COMPENSATION

The ECC recognizes that the role of executive chairman varies across companies. In establishing compensation for Ms. Meyrowitz, our Executive Chairman, the ECC was advised by Pearl Meyer and evaluated other Fortune 200 companies with executive chairman positions and took into account the degree of active involvement that Ms. Meyrowitz has as part of the management team at TJX relative to other executive chairman roles that may be more limited or transitional in nature. Ms. Meyrowitz is an active and integral member of the executive management team in addition to serving as Chairman of the Board. In her role as Executive Chairman, she serves as a key resource in the areas of merchandising, marketing, and internal training, and provides support to our CEO, CFO, and other members of senior management, with an emphasis on strategic initiatives and long-term company strategy. Our Board believes strongly that Ms. Meyrowitz, who has wide ranging, in-depth knowledge of our business and the retail industry overall, continues to play a critical role as an executive at TJX in addition to providing effective leadership to the Board. During fiscal 2019, the ECC

2019 Proxy Statement    39

reviewed additional market information and advice from Pearl Meyer in connection with the new employment agreement with Ms. Meyrowitz and determined that compensation for Ms. Meyrowitz continues to be reasonable and appropriate in light of her duties and responsibilities to TJX.

SEVERANCE, RETIREMENT, AND CHANGE OF CONTROL PROVISIONS

We provide benefits to our executive officers in connection with certain terminations of employment, and in connection with a change of control of TJX, under the terms of our employment agreements and plans. Each NEO has agreed to post-employment non-competition, non-solicitation and other covenants intended to protect our business. During fiscal 2019, each of our NEOs entered into participation agreements under our Executive Severance Plan (Severance Plan), which was established by the ECC after consultation with Pearl Meyer. The Severance Plan provides for payments and benefits upon a qualifying termination of employment (other than in connection with a change of control of TJX) and includes restrictive covenants and other conditions. Severance Plan benefits replace, with no significant changes, the severance benefits and related terms that previously applied to the NEOs under their employment agreements. The terms of certain of our long-term incentive awards under our SIP and LRPIP include special retirement vesting provisions for our NEOs and other participants, as discussed with the compensation tables below. Change of control benefits continue to be provided to our NEOs under the terms of their employment agreements. We believe that severance, retirement, and change of control protections assist in attracting and retaining high quality executives, in our succession planning, and in keeping our executives focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of TJX and our NEOs, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our other compensation objectives described above, taking into account contractual obligations, applicable law and current market practice, among other considerations. These provisions are described in more detail under Potential Payments upon Termination or Change of Control.

POLICIES ON CLAWBACK, FORFEITURE AND RECOVERY OF COMPENSATION

During fiscal 2019, the ECC reviewed our policies and practices related to compensation forfeiture and recovery, including our clawback policy and other recourse mechanisms. Our clawback policy, as amended by the Board in fiscal 2019, provides that, in the event of a material restatement of financial results, the Board or a Board committee will evaluate the circumstances and may, in its discretion, recover from any current or former executive officer the portion of incentive compensation that was received by or vested in the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results. Our expanded clawback policy no longer requires a Board determination that the executive officer engage in fraudulent or illegal conduct. Instead, the amended policy provides the Board or a Board committee with the discretion to recover compensation in the event of a material restatement of financial results whether or not the executive officer is individually “at fault.”

Outside of our clawback policy, we also consider other potential recourse mechanisms as part of our approach to executive compensation. In addition to potential legal remedies and disciplinary or other employment actions that may be available to the company, NEO compensation may be subject to forfeiture, recovery, or adjustment in a variety of circumstances under our other policies, plans and agreements, including forfeiture of compensation if an NEO’s employment is terminated for “cause” under the terms of our NEO employment agreements, which includes, among other things, willful misconduct that violates company policy and is materially harmful to the reputation or business of the company; forfeiture and recovery of compensation in the event an NEO breaches applicable restrictive covenants; and potential downward adjustments by the ECC to pay opportunities or incentive plan payouts.

In connection with its review of our compensation forfeiture and recovery practices during fiscal 2019, the ECC considered shareholder perspectives, our peer group and market practice, proxy advisor guidelines, proposed regulations and other legal considerations, as well as cultural factors and risk considerations specific to TJX. As a result of this review, we updated our clawback policy as described above and reviewed and updated our approach to terminations of employment for “cause” in our employment agreements.

40    The TJX Companies, Inc.

ANNUAL COMPENSATION RISK ASSESSMENT

As discussed in Compensation Program Risk Assessment on p. 12, we consider our compensation policies and practices, including our executive compensation program, as part of our annual enterprise risk assessment process. The ECC considers, among other things, what risks could be created or encouraged by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated, and managed. In fiscal 2019, the ECC determined that our overall compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on TJX.

TAX AND ACCOUNTING CONSIDERATIONS

We have historically structured incentive compensation arrangements with a view toward qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code (Section 162(m)). However, we have viewed and continue to view the availability of a tax deduction as only one relevant consideration. Federal tax legislation enacted in December 2017 eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), such that compensation paid to our executive officers in excess of $1 million in fiscal 2019 and future years will not generally be deductible unless it qualifies for transition relief applicable to certain arrangements and awards in place as of November 2, 2017. However, there is no assurance that historical compensation intended to be exempt from Section 162(m) will be deductible in future years. Notwithstanding the fact that compensation may no longer be treated as exempt performance-based compensation or otherwise deductible under Section 162(m), the ECC expects to continue to emphasize performance-based compensation and believes that its primary responsibility is to provide a compensation program that attracts, retains, incentivizes, and rewards the executive talent necessary for our success.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

Executive Compensation Committee

Alan M. Bennett, Chairman

Rosemary T. Berkery*

Jackwyn L. Nemerov

Willow B. Shire

*Ms. Berkery was appointed to the ECC in September 2018.

2019 Proxy Statement    41

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during fiscal 2019 (collectively, our named executive officers (NEOs)):

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Ernie Herrman	2019	$ 1,600,001	—	$ 9,632,857	—	$ 5,567,597	$ 409,260	$ 1,613,055	$ 18,822,770
Chief Executive Officer and President	2018	1,619,232	—	9,000,001	$ 618,910	3,069,753	1,286,199	1,286,076	16,880,171
	2017	1,525,001	—	9,000,025	613,574	5,036,974	793,306	1,567,986	18,536,866
Scott Goldenberg	2019	931,156	—	3,579,297	—	1,390,128	253,255	276,116	6,429,952
SEVP, Chief Financial Officer	2018	905,770	—	3,068,400	279,813	962,645	483,738	133,767	5,834,133
	2017	813,462	—	2,751,700	277,323	1,293,405	374,162	245,798	5,755,850
Carol Meyrowitz	2019	1,040,000	—	5,000,065	—	3,629,064	1,519,967	71,981	11,261,077
Executive Chairman	2018	1,053,846	—	5,000,035	—	3,040,563	4,217,594	43,190	13,355,228
	2017	1,000,002	—	5,000,075	—	4,226,712	4,232,666	43,514	14,502,969
Richard Sherr	2019	1,067,309	—	3,623,261	—	1,508,775	234,763	310,932	6,745,040
SEVP, Group President	2018	1,070,195	—	3,068,400	322,773	1,027,233	563,104	150,210	6,201,915
	2017	921,232	—	3,144,800	319,955	1,393,079	410,892	272,812	6,462,770
Kenneth Canestrari	2019	855,290	—	2,755,996	—	1,140,521	135,115	257,167	5,144,089
SEVP, Group President

(1)	Reflects salary earned during the fiscal year, including any salary adjustments made during the fiscal year. Fiscal 2018 was a 53-week year.

(2)

Reflects the aggregate grant date fair value of stock and option awards, determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date. Assuming performance at the maximum (200%) payout level, the value of PSUs granted in fiscal 2019 was: Mr. Herrman, $14,785,645; Mr. Goldenberg, $5,528,460; Ms. Meyrowitz, $7,600,047; Mr. Sherr, $5,518,415; and Mr. Canestrari, $4,249,875. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards granted during fiscal 2019 are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2019. All share and share-based numbers in this table (and subsequent tables) reflect the two-for-one stock split effected on November 6, 2018.

(3)

Reflects amounts earned under both MIP and LRPIP. For fiscal 2019, MIP amounts were: Mr. Herrman, $3,802,562; Mr. Goldenberg, $811,428; Ms. Meyrowitz, $2,471,664; Mr. Sherr, $930,075; and Mr. Canestrari, $677,561. For the fiscal 2017-2019 LRPIP cycle, the amounts were: Mr. Herrman, $1,765,035; Mr. Goldenberg, $578,700; Ms. Meyrowitz, $1,157,400; Mr. Sherr, $578,700; and Mr. Canestrari, $462,960. Amounts earned were paid in calendar 2019 following the ECC’s approval of performance results.

(4)

Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based pension plan and our SERP. Under SEC rules, these pension values reflect actuarial assumptions described under Pension Benefits, below. Our NEOs did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

(5)

The table below provides additional details about the amounts listed under All Other Compensation for fiscal 2019. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the company.

42    The TJX Companies, Inc.

Name	Automobile Benefit	Reimbursement for Financial, Tax Planning and Legal Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Life Insurance(b)	Total All Other Compensation
Ernie Herrman	$35,904	$10,605	$1,565,505	$1,041	$1,613,055
Scott Goldenberg	35,904	1,500	237,671	1,041	276,116
Carol Meyrowitz	35,904	29,531	5,505	1,041	71,981
Richard Sherr	35,904	2,000	271,987	1,041	310,932
Kenneth Canestrari	35,904	1,500	218,722	1,041	257,167

(a)

Reflects matching contributions under our 401(k) plan for each NEO, matching credits under our ESP for each NEO (other than Ms. Meyrowitz) and additional performance-based company credits under our ESP for Mr. Herrman. More information about ESP company credits can be found above in the Deferred Compensation section of the CD&A and under Nonqualified Deferred Compensation Plans below.

(b)	Reflects company-paid amounts under our U.S. management life insurance program.

Our NEOs were entitled under their employment agreements to participate in the SIP, MIP, and LRPIP and during fiscal 2019 received cash incentives and equity incentives only pursuant to these plans. The employment agreements with Ms. Meyrowitz and Mr. Herrman provided for target award opportunities of at least 150% of their respective base salaries for MIP and at least 100% of their respective base salaries for LRPIP, payment of reasonable fees of legal and financial advisors incurred in negotiating their agreements, and an automobile allowance commensurate with their positions. The employment agreement with Ms. Meyrowitz in effect during fiscal 2019 provided for annual performance-based stock awards with a grant date value of $5 million that would be subject to satisfaction of performance criteria with a three-year performance vesting period, and the employment agreement with Ms. Meyrowitz that became effective at the start of fiscal 2020 provides for annual stock awards during the term of her agreement as described in the CD&A on p. 39.

All of our NEOs were eligible to participate in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP for fiscal 2019. All of our NEOs except Ms. Meyrowitz received matching credits under the ESP and were eligible to participate in our alternative SERP benefit for fiscal 2019. Mr. Herrman received additional performance-based company credits for fiscal 2019 under our ESP under the terms of his employment agreement in effect during fiscal 2019, as described in the CD&A on p. 38. Ms. Meyrowitz participated in our primary SERP benefit. Our NEOs were also entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally.

2019 Proxy Statement    43

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019

The following table reports potential payouts under our cash incentive plans and all other stock awards that were granted during fiscal 2019 to our NEOs:

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under- lying Options(#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Ernie Herrman
MIP(3)		—	$2,400,002	$4,800,003
LRPIP(4)		—	1,600,000	3,200,000
PSUs(5)	4/3/18				44,898	179,590	359,180				$7,392,822
RSUs(6)	4/3/18							54,416			2,240,035
Scott Goldenberg
MIP(3)		—	512,136	1,024,272
LRPIP(4)		—	500,000	1,000,000
PSUs(5)	4/3/18				16,788	67,150	134,300				2,764,230
RSUs(6)	4/3/18							19,800			815,067
Carol Meyrowitz
MIP(3)		—	1,560,000	3,120,000
LRPIP(4)		—	1,040,000	2,080,000
PSUs(5)	4/3/18				23,078	92,312	184,624				3,800,023
RSUs(6)	4/3/18							29,152			1,200,042
Richard Sherr
MIP(3)		—	587,020	1,174,040
LRPIP(4)		—	700,000	1,400,000
PSUs(5)	4/3/18				16,757	67,028	134,056				2,759,208
RSUs(6)	4/3/18							20,990			864,053
Kenneth Canestrari
MIP(3)		—	427,645	855,290
LRPIP(4)		—	400,000	800,000
PSUs(5)	4/3/18				12,905	51,620	103,240				2,124,937
RSUs(6)	4/3/18							15,330			631,059

(1)	Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under LRPIP. Our MIP and LRPIP are discussed above in the CD&A.

(2)

Reflects the aggregate grant date fair value of PSU and RSU awards. PSUs and RSUs are valued based on the closing price of our common stock on the NYSE on the grant date, $41.165. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date, and the grant date fair value of RSUs is based on the number of RSUs subject to the award. The underlying valuation assumptions for equity awards are further discussed in Note H to our consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2019. See note (2) to the Summary Compensation Table above.

(3)	Reflects award opportunities under the fiscal 2019 MIP. Actual amounts earned under the fiscal 2019 MIP awards are discussed in the CD&A and footnote 3 to the Summary Compensation Table.

(4)	Reflects award opportunities under the fiscal 2019-2021 LRPIP cycle discussed on p. 37 in the CD&A.

(5)	Reflects PSUs granted under the SIP discussed on p. 35 in the CD&A.

(6)	Reflects RSUs granted under the SIP discussed on p. 35 in the CD&A.

44    The TJX Companies, Inc.

In fiscal 2019, we granted all equity incentives, including PSUs and RSUs, under the SIP. The PSUs have both service-based and performance-based vesting conditions. For PSUs granted to our NEOs in fiscal 2019, the service-based conditions are satisfied by continuous employment through one or more specified dates or in the event of certain terminations of employment (as described below) and the performance-based conditions are tied to achievement of the EPS Growth and ROIC targets for the fiscal 2019-2021 cycle, as described in the CD&A on p. 35. The entire unvested award is forfeited if achievement is below the threshold vesting level. When shares of stock are vested and delivered under a PSU award, the participant is entitled to any dividend equivalents for the restricted period.

The RSUs have service-based vesting conditions. For RSU awards granted to our NEOs in fiscal 2019, the service-based conditions are satisfied by continuous employment through April 10, 2021 or in the event of certain terminations of employment (as described below). When shares of stock are vested and delivered under an RSU award, the participant is entitled to any dividend equivalents for the restricted period.

2019 Proxy Statement    45

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END

The following table provides information on outstanding option and stock awards held as of February 2, 2019 by our NEOs:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underling Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards:	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards:
			Number of Securities Underlying Unexercised Unearned Options					Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Ernie Herrman
	52,280	—	—	$22.59	9/20/22
	93,104	—	—	28.36	9/19/23
	88,460	—	—	29.85	9/10/24
	72,800	—	—	36.27	9/17/25
	56,228	28,112	—	37.52	9/15/26
	28,814	57,626	—	36.61	9/14/27
						423,738	$20,720,788	414,240	$20,256,336
Scott Goldenberg
	39,440	—	—	36.27	9/17/25
	25,414	12,706	—	37.52	9/15/26
	13,028	26,052	—	36.61	9/14/27
						89,800	4,391,220	147,150	7,195,635
Carol Meyrowitz
	216,640	—	—	13.28	9/07/21
	35,332	—	—	29.85	9/10/24
	87,240	—	—	36.27	9/17/25
						156,348	7,645,417	222,674	10,888,759
Richard Sherr
	15,166	—	—	36.27	9/17/25
	14,660	14,660	—	37.52	9/15/26
	15,028	30,052	—	36.61	9/14/27
						100,990	4,938,411	147,028	7,189,669
Kenneth Canestrari
	31,920	—	—	29.85	9/10/24
	39,440	—	—	36.27	9/17/25
	25,414	12,706	—	37.52	9/15/26
	13,028	26,052	—	36.61	9/14/27
						65,330	3,194,637	111,620	5,458,218

(1)

All option awards have a maximum term of ten years from the grant date and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon certain employment terminations. In the event an NEO’s employment is terminated by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. Following a special service retirement (as discussed below under Potential Payments upon Termination or Change of Control), vested options generally remain exercisable for five years following termination and unvested options continue to vest for the three-year period following retirement on the same basis as if the NEO had not retired and generally remain exercisable for five years following retirement, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, vested options for our NEOs generally remain exercisable for up to six months following termination (as specified under the terms of the option), unless the option terminates on an earlier date pursuant to its terms. Option awards will vest upon a change of control if the options are not continued or assumed in the transaction or in the event of a qualifying termination of employment following the change of control.

46    The TJX Companies, Inc.

(2)	Market values reflect the closing price of our common stock on the NYSE on February 1, 2019 (the last business day of fiscal 2019), which was $48.90.

(3)

The stock awards include PBSAs granted prior to fiscal 2019 and PSUs granted in fiscal 2019 (reported in this table based on the target number of shares subject to the award), in each case with service-based and performance-based vesting conditions; RSUs granted in fiscal 2019 with service-based vesting conditions; and the performance-based career shares award for Mr. Herrman described in footnote (d) below. These awards are further described in the following table and under Potential Payments upon Termination or Change of Control below. For PBSAs and PSUs, performance conditions are deemed satisfied at target upon a change of control of TJX (with settlement of the award to the extent the original service conditions were satisfied) and the awards will vest in full upon the change of control if not continued or assumed in the transaction or in the event of a qualifying termination of employment following the change of control. Actual payout for PSUs could range from 0% to 200% depending on performance. The following table shows the scheduled vesting dates and, where applicable, performance vesting conditions for our NEOs’ unvested stock awards as of February 2, 2019, with performance-based awards reported at target level of performance:

Name	Category	Number of Unvested Shares/Units	Performance Conditions(a)	Vesting Date(b)

Ernie Herrman	PBSA	228,950	Fiscal 2017-19 LRPIP	4/1/19

	PBSA	234,650	Fiscal 2018-20 LRPIP	3/20(c)

	PSU	179,590	Fiscal 2019-21 PSU Goals	3/21(c)

	RSU	54,416	—	4/10/21
	Career Shares	140,372	Fiscal 2017 MIP (Corporate)	Prorated annual vesting beginning 2/1/20(d)

Scott Goldenberg	PBSA	70,000	Fiscal 2017-19 LRPIP	4/1/19

	PBSA	80,000	Fiscal 2018-20 LRPIP	3/20(c)

	PSU	67,150	Fiscal 2019-21 PSU Goals	3/21(c)
	RSU	19,800	—	4/10/21

Carol Meyrowitz	PBSA	127,196	Fiscal 2017-19 LRPIP	4/1/19

	PBSA	130,362	Fiscal 2018-20 LRPIP	3/20(c)

	PSU	92,312	Fiscal 2019-21 PSU Goals	3/21(c)
	RSU	29,152	—	4/10/21

Richard Sherr	PBSA	80,000	Fiscal 2017-19 LRPIP	4/1/19

	PBSA	80,000	Fiscal 2018-20 LRPIP	3/20(c)

	PSU	67,028	Fiscal 2019-21 PSU Goals	3/21(c)
	RSU	20,990	—	4/10/21

Kenneth Canestrari	PBSA	50,000	Fiscal 2017-19 LRPIP	4/1/19

	PBSA	60,000	Fiscal 2018-20 LRPIP	3/20(c)

	PSU	51,620	Fiscal 2019-21 PSU Goals	3/21(c)
	RSU	15,330	—	4/10/21

(a)

The performance-based vesting conditions for PSUs are discussed on page 35 of the CD&A. Performance-based vesting conditions for PBSAs will be satisfied if performance under the applicable plan, as certified by the ECC, results in a payment of at least 67% of the target award payout for the performance period. If the payout is less than 67% for the performance period, a prorated portion of the unvested award will be forfeited. If no payout is achieved for the performance period, the entire unvested award will be forfeited.

(b)

PBSAs and PSUs have service-based vesting conditions that will be satisfied by continued employment through the last day of the three-year performance period. RSUs have service-based vesting conditions that will be satisfied by continued employment through the vesting date (April 10, 2021). PBSAs and PSUs may also accelerate or remain outstanding and eligible to vest, and RSUs may accelerate, in the event of a termination due to death or disability (or, in certain cases, involuntary termination) prior to the scheduled vesting date, as described further under Potential Payments upon Termination or Change of Control below. PBSAs and PSUs will also remain outstanding and eligible to vest, and RSUs will be settled, upon a special service retirement prior to the scheduled vesting date, as described further under Potential Payments upon Termination or Change of Control below.

(c)	Expected date of ECC certification of the applicable performance results, which typically occurs in March or April after the end of the performance cycle.

(d)

Mr. Herrman’s performance-based career shares, granted in fiscal 2016 in connection with his transition to Chief Executive Officer, are restricted stock units that are scheduled to vest in full at the end of fiscal 2026 with pro-rated annual vesting beginning at the end of fiscal 2020, subject to his continued employment with TJX. Performance conditions for the career shares award were satisfied based on fiscal 2017 corporate MIP performance results.

2019 Proxy Statement    47

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2019

The following table provides information relating to option exercises and performance-based stock award vesting for our NEOs during fiscal 2019:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Ernie Herrman	54,000	$1,162,461	260,000	$10,563,800
Scott Goldenberg	44,882	547,379	60,000	2,437,800
Carol Meyrowitz	—	—	—	—
Richard Sherr	44,994	244,665	80,000	3,250,400
Kenneth Canestrari	43,170	609,634	40,000	1,625,200

(1)	Represents the stock price on the NYSE at exercise minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)

Represents the fair market value of the shares on the vesting date, calculated as the closing stock price on the NYSE on the vesting date (or the previous business day if vesting occurred during a weekend) multiplied by the number of shares vesting.

PENSION BENEFITS

In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new hires as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit to eligible participants whose Retirement Plan benefits are affected by certain limitations, as described below.

Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement. Once participation has commenced, after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($133,000 in calendar 2019 and $128,000 in calendar 2018) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, currently $280,000, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of vesting service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of vesting service may elect to receive a reduced annuity benefit commencing at age 55 or later. If the participant dies before commencing his or her benefit, a pre-retirement death benefit is payable to the participant’s surviving spouse.

Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. The primary SERP benefit is adjusted for interest for participants who retire after age 65. Ms. Meyrowitz is the only one of our NEOs eligible for a SERP primary benefit and has accrued the full benefit except for the interest adjustment noted above. Under her employment agreement, Ms. Meyrowitz is entitled to specified interest rate averaging assumptions if more favorable than her primary benefit under existing SERP terms. In determining final average earnings, the primary SERP includes base salary and MIP, but not LRPIP, and uses the highest average of five years over the preceding ten years. The alternative SERP benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit limitations with the amount of the benefits lost by reason of those limitations. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment.

Benefits under SERP are payable following retirement or other termination of employment in installments or in certain other forms of actuarially equivalent value, including a lump sum. If the participant dies prior to retirement or other termination of employment, a pre-retirement death benefit is payable to the participant’s surviving spouse.

48    The TJX Companies, Inc.

PENSION BENEFITS FOR FISCAL 2019

The following table provides information on pension benefits for our NEOs eligible for these benefits as of February 2, 2019. All of our NEOs are fully vested in their Retirement Plan and SERP benefits.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year
Ernie Herrman	Retirement Plan	29	$692,990	—
	SERP (Alternative)	29	4,882,470	—
Scott Goldenberg	Retirement Plan	26	847,567	—
	SERP (Alternative)	26	1,738,367	—
Carol Meyrowitz	Retirement Plan	32	1,030,110	—
	SERP (Primary)	20	37,813,621	—
Richard Sherr	Retirement Plan	26	790,031	—
	SERP (Alternative)	26	2,294,947	—
Kenneth Canestrari	Retirement Plan	25	536,690	—
	SERP (Alternative)	25	1,102,309	—

(1)

Participants in our Retirement Plan and our alternative SERP benefit program began to accrue credited service upon participation in the plans, generally after one year of service with TJX. Service credited for purposes of our primary SERP benefit is based on years of service with TJX but with a maximum of 20 years of service.

(2)

Under SEC rules, for purposes of calculating the present value of the accumulated pension benefits in the Pension Benefits table we assumed that each NEO commences his or her benefit at age 65 (or current age, if older than 65) and we used the same assumptions used and described in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2019, including a post-retirement mortality assumption based on the sex distinct RP-2014 Tables projected generationally with Scale MP-2018 from 2006. For our SERP, consistent with the assumptions used to determine the values in our Annual Report on Form 10-K for fiscal 2019, the present value of accumulated benefits assumes payment forms consistent with executive elections and has been converted to the applicable payment forms using IRS-prescribed mortality assumptions and an interest rate of 2.32% for the primary SERP benefit and 3.60% for the alternative SERP benefit. Actual amounts payable to our NEOs under our Retirement Plan and SERP would be determined based on the governing terms (including actuarial assumptions and form and timing of benefit payments) specified in our plans and agreements, which are not the same as, and could produce benefit values higher than those produced by, the assumptions used for purposes of the values reported in the Pension Benefits table or Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION PLANS

We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees and our directors. Under the ESP, our NEOs and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards and our directors can elect to defer annual retainers. Our NEOs (other than Ms. Meyrowitz) were eligible during all or a portion of fiscal 2019 to receive matching credits on base salary deferrals of up to 10% of base salary, with an enhanced level of matching credits generally based on the executive’s job level, age and/or pension eligibility for a period of up to 15 years. For calendar 2018, the potential match for these executives was 100% (or, for Mr. Herrman, 150%) of their eligible deferrals, plus, if our MIP performance resulted in a payout between 90% and 125% (or higher) of the target corporate award opportunities for fiscal 2019, an additional match ranging from 50% to 150% (or, for Mr. Herrman, ranging from 50% to 200%) of their eligible deferrals. Our NEOs (other than Ms. Meyrowitz) earned this additional performance-based match at 150% (or, for Mr. Herrman, 200%) based on fiscal 2019 corporate MIP results. Matching employer credits are 100% vested after five years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability. Eligible participants are also entitled to supplemental employer credits.

As of February 2, 2019, all NEOs with ESP employer credits were fully vested. For fiscal 2019, under his employment agreement, Mr. Herrman was eligible for additional performance-based employer credits and received the full credit of $1 million based on fiscal 2019 corporate MIP results as discussed above in the CD&A. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Although not required by the ESP, it has been our practice to purchase the investments notionally invested under the participants’ accounts to help meet our future obligations under the ESP.

2019 Proxy Statement    49

Under the ESP, amounts deferred (and earnings on those amounts) are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits (and earnings on those amounts) are generally distributed at, or on a deferred basis following, a participant’s separation from service. Distributions are generally made in a lump sum payment, but a participant may elect to be paid in annual installments over a period of not more than ten years. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

Through December 31, 2007, we offered eligible key employees and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another U.S. nonqualified deferred compensation plan. Ms. Meyrowitz is a vested participant in this plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards or, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2018, this rate was 2.33%. No further deferrals were permitted beginning with fiscal 2009 compensation, but previously deferred amounts continue to be credited with notional interest amounts.

Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are distributed in a lump sum during employment or following termination of service as elected by the participant, or, for participants whose employment terminates at or after age 55, in a lump sum or in installments upon or following termination as elected by the participant (with all payments completed by the tenth anniversary of termination of service). Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2019

The following table provides information on fiscal 2019 nonqualified deferred compensation plans for our NEOs:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Ernie Herrman
ESP	$160,000	$1,560,000	$264,379	—	$8,909,664
Scott Goldenberg
ESP	93,116	232,166	69,059	—	3,845,611
Carol Meyrowitz
GDCP	—	—	15,620	—	672,896
ESP	208,000	—	(74,496)	—	4,421,684
Richard Sherr
ESP	192,116	266,481	(454,524)	—	4,762,254
Kenneth Canestrari
ESP	102,635	213,217	16,218	—	1,871,244

(1)	Reflects notional credits to participant accounts in ESP. Amounts are also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.

(2)

Reflects notional credits to participant accounts. Amounts include the performance-based credits earned under the ESP for fiscal 2019 but not credited until after the close of fiscal 2019. The amounts in this column are also included in the All Other Compensation column in the Summary Compensation Table.

(3)

Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants under the ESP, and notional interest under the GDCP as described above. It has been our practice to purchase the specified notional investments under the ESP to help meet our future obligations under the ESP.

50    The TJX Companies, Inc.

(4)

The aggregate balance includes deferrals of income for prior fiscal years. Amounts deferred by individuals who were NEOs for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based credits earned under the ESP for fiscal 2019 but not credited until after the close of fiscal 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed further in the CD&A.

Employment Agreements and Severance Plan. Each of our NEOs in fiscal 2019 was party to an employment agreement and participated in our Severance Plan. The terms of these agreements and the Severance Plan provide for payments in connection with specified termination or change of control events, as summarized below.

•

Termination Other than for Cause or Constructive Termination: If we terminate an NEO’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than 40 miles (referred to as a constructive termination), the executive would be entitled to 24 months of continued base salary and any automobile allowance; cash payments in an amount sufficient after taxes to cover the cost of any COBRA continuation of health benefits during the salary continuation period; cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; and equity awards in accordance with their terms. In addition, both Mr. Herrman and Ms. Meyrowitz are entitled to continued vesting of LRPIP-based stock awards to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the executive’s period of service during the performance period (including, for Ms. Meyrowitz, service credit for the year in which termination occurs); Mr. Herrman is entitled to acceleration of unvested stock options; salary continuation for Ms. Meyrowitz will continue to be based on her fiscal 2016 salary rate regardless of when termination occurs; and a constructive termination for Ms. Meyrowitz would also include a voluntary termination in connection with an involuntary removal or failure to be nominated or reelected to the Board or as Chairman of the Board.

Under the employment agreements with Mr. Herrman and Ms. Meyrowitz that became effective at the beginning of fiscal 2020, and under the employment agreements with each other NEO as amended in February 2019, a termination for cause generally includes the following, subject to the qualifications set forth in the agreements: material and willful dishonesty in the performance of duties, conviction of a felony, willful neglect of material duties, material and continuing conflict of interest, willful misconduct that violates company policy and is materially harmful to the reputation or business of the company, or a breach of applicable restrictive covenants. Under these agreements or our Severance Plan, upon a termination for cause, our NEOs would not be entitled to any separation benefits other than vested retirement benefits and, assuming no breach of applicable restrictive covenants, vested deferred compensation benefits and vested stock option awards under the SIP.

•

Death or Disability: Upon a termination of employment by reason of death or disability, each NEO (or his or her legal representative) would be entitled to the same benefits as are described above for a termination other than for cause, except that salary continuation would be subject to adjustment for any long-term disability benefits, the MIP award would be paid at target without proration, any stock option acceleration would be determined under the terms of the applicable award, and Mr. Herrman would be eligible for the additional performance-based credit under the ESP for the year of termination if applicable performance goals are met.

•

Retirement or Voluntary Termination: Our NEOs would not be entitled to separation benefits under their employment agreements or the Severance Plan upon a voluntary termination (other than a constructive termination), except that upon retirement or other voluntary termination (other than a constructive termination) Ms. Meyrowitz would be entitled to benefits under LRPIP and any LRPIP-based stock awards, in each case to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect her period of service during the performance period (including, in the case of LRPIP-based stock awards, service credit for the year in which termination occurs). NEOs who satisfy the requirements for special service retirement would remain eligible for amounts under our cash and equity incentive awards, as described under Long-Term Incentive Awards below.

2019 Proxy Statement    51

•

End of Contract Term: For each of our NEOs a termination occurring on the last day of the agreement term would be treated as a termination other than for cause unless we make an offer of continued service in a comparable position.

•

Change of Control: Upon a change of control of TJX (with or without a termination of employment), each NEO would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, plus any benefits under the SIP and our deferred compensation plans (as described further below). We would also be obligated to pay any legal fees and expenses the NEO reasonably incurs in seeking enforcement of contractual rights following a change of control.

The events that constitute a change of control under the agreements in effect during fiscal 2019 generally consist of the following, subject to the qualifications set forth in those agreements: a change of control required to be reported under the Exchange Act; the acquisition of 20% or more of our common stock followed by a change in a majority of our Board of Directors; a proxy solicitation or solicitations followed by a change in a majority of our Board of Directors; and the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.

•

Change of Control Followed by Qualifying Termination: Upon a qualifying termination of employment following a change of control, each NEO would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary, any annual automobile allowance and target MIP award amount; two years of continued participation in health and life insurance programs, except to the extent of replacement coverage; and any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans (as described further below). For this purpose, base salary and the target MIP amount would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control (except that base salary for Ms. Meyrowitz would continue to be based on her fiscal 2016 salary rate), and base salary would be adjusted for any long-term disability benefits. Ms. Meyrowitz would also be entitled to a lump sum payment of her vested SERP benefit determined, if more favorable to her, under actuarial assumptions specified in her agreement representing early commencement of her unreduced benefit.

A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a change of control without regard to the scheduled term of the agreement. A qualifying termination does not include a voluntary termination without good reason.

In addition to the amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP) and to any SIP or deferred compensation benefits (as described below). Our NEOs would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.

Long-Term Incentive Awards. Under the terms of stock awards granted under the SIP, NEOs and other participants who retire at or after age 65 with ten or more years of service, or who retire at or after age 60 with twenty or more years of service (such retirement, a “special service retirement”) are eligible for continued vesting of PSUs and PBSAs to the extent applicable goals are met (with the award adjusted, as applicable, to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below) and for settlement of RSUs (with the award adjusted, if applicable, based on full years completed in the three-year service period). As of the end of fiscal 2019, Ms. Meyrowitz, Mr. Goldenberg, and Mr. Sherr satisfied the requirements for a special service retirement. Upon a termination due to death or disability, each of our NEOs would be entitled to acceleration of PSUs at target level of performance, Mr. Herrman and Ms. Meyrowitz would be entitled to acceleration of PBSAs, and our NEOs other than Mr. Herrman and Ms. Meyrowitz would be entitled to continued vesting of PBSAs to the extent applicable performance goals are met (in each case, with the award adjusted, if applicable, to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below); our NEOs eligible for special service retirement would be entitled to settlement of RSUs on the same basis as retirement; and our NEOs not eligible for special service retirement would be eligible for acceleration of RSUs (with the award adjusted, if applicable, based on full years completed in the three-year service period). In the event of a termination without cause or a constructive termination, Mr. Herrman and Ms. Meyrowitz would

52    The TJX Companies, Inc.

be entitled to continued vesting of PSUs and PBSAs to the extent applicable performance goals are met (with the award adjusted, as applicable, to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below); our NEOs eligible for special service retirement would be entitled to settlement of RSUs on the same basis as retirement; and Mr. Herrman would be eligible for acceleration of RSUs (with the award adjusted, if applicable, based on full years completed in the three-year service period).

For stock option awards granted under the SIP, upon a termination due to death or disability each of our NEOs would be entitled to partial acceleration of any unvested stock options granted more than three months prior to the date of termination, and upon a termination without cause or constructive termination Mr. Herrman would be entitled to full acceleration of any unvested stock options. Following a termination of employment, each of the executives would have been able to exercise vested options in accordance with applicable post-termination exercise periods, and NEOs and other participants eligible for special service retirement (including, as of the end of fiscal 2019, Ms. Meyrowitz, Mr. Goldenberg and Mr. Sherr) would be eligible for continued vesting of outstanding options, in accordance with the terms described above under footnote 1 to the Outstanding Equity Awards at Fiscal 2019 Year-End table.

For LRPIP awards starting with the fiscal 2019-2021 LRPIP cycle, under terms established by the ECC, NEOs and other LRPIP participants eligible for a special service retirement (including, as of the end of fiscal 2019, Ms. Meyrowitz, Mr. Goldenberg and Mr. Sherr) are eligible for benefits under LRPIP following retirement to the extent applicable LRPIP goals are met and adjusted, if applicable, based on full fiscal years completed in the three-year LRPIP cycle.

Unvested equity awards under the SIP do not include automatic full accelerated vesting upon a change of control of TJX. Instead, performance conditions for PSUs and PBSAs will be deemed satisfied at target upon the change of control (with settlement of the award to the extent the original service conditions were satisfied), and any unvested PSUs, RSUs, PBSAs and stock options will vest in full upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control. A qualifying termination for these purposes includes an involuntary termination without cause or a termination for good reason within 24 months following the change of control.

Except as described above in connection with a change of control of TJX, Mr. Herrman’s performance-based career shares award is not eligible for acceleration or continued vesting in connection with any termination of employment.

Deferred Compensation. As noted above under Nonqualified Deferred Compensation Plans, any unvested employer credit accounts under the ESP also vest in full upon a change of control or termination of employment due to death or disability, and any accounts under GDCP will be paid upon a change of control. As of the end of fiscal 2019, all of our NEOs were fully vested in their ESP employer credit accounts. Our NEOs were also eligible for SERP benefits described above under Pension Benefits, based on the actuarial assumptions specified in the plan and, in the case of Ms. Meyrowitz, her employment agreement. Upon a change of control, Ms. Meyrowitz would also be entitled to a lump sum payment of her vested SERP benefit, determined, if more favorable to her, under actuarial assumptions specified in the agreement representing early commencement of her unreduced benefit (which did not result in any estimated enhancement value as of the end of fiscal 2019).

Related Provisions. Under the terms of their employment agreements and the Severance Plan, each NEO agreed to non-solicitation and non-competition provisions that operate during the term of employment and for 24 months thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements, the Severance Plan, and SERP, as well as benefits attributable to the enhanced employer credits at or above the Senior Executive Vice President level under the ESP (including Mr. Herrman’s additional performance-based credits), are also conditioned on compliance with restrictive covenants. Upon a change of control, our NEOs would no longer be subject to any covenant not to compete following a termination of employment. Each NEO has also acknowledged our amended clawback policy, which continues to apply to executive officers following a termination of employment for any reason.

The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A of the Internal Revenue Code (Section 409A), including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

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The following table sets forth aggregate estimated payment obligations to each of our NEOs, assuming that the triggering events had occurred on February 2, 2019, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date.

Triggering Event and Payments(1)

	Ernie Herrman	Scott Goldenberg	Carol Meyrowitz	Richard Sherr	Kenneth Canestrari
Death/Disability
Severance	$3,200,000	$1,872,000	$3,150,000	$2,140,000	$1,720,000
MIP/LRPIP(2)	4,000,002	1,012,136	2,600,000	1,287,020	827,645
Acceleration or Continued Vesting of Equity Awards(3)	11,060,249	3,897,256	9,577,813	3,913,241	2,972,955
Other Benefits(4)	151,572	115,116	122,280	122,280	122,280
Total(5)	18,411,823	6,896,508	15,450,093	7,462,541	5,642,880
Retirement or Voluntary Termination
LRPIP(2)	—	166,667	1,040,000	233,333	—
Continued Vesting of Equity Awards(3)	—	4,244,946	9,577,813	4,314,330	—
Total	—	4,411,613	10,617,813	4,547,663	—
Termination without Cause/Constructive Termination
Severance	3,200,000	1,872,000	3,150,000	2,140,000	1,720,000
MIP/LRPIP(2)	1,600,000	500,000	1,040,000	700,000	400,000
Acceleration or Continued Vesting of Equity Awards(3)	11,829,350	3,780,173	9,577,813	3,778,160	—
Other Benefits(4)	151,572	115,116	122,280	122,280	122,280
Total	16,780,922	6,267,289	13,890,093	6,740,440	2,242,280
Change of Control
Settlement of MIP/LRPIP	3,200,000	1,000,000	2,080,000	1,400,000	800,000
Settlement of Stock Awards(3)	—	3,780,173	9,577,813	3,778,160	—
Total	3,200,000	4,780,173	11,657,813	5,178,160	800,000
Change of Control followed by Qualifying Termination
Change of Control Benefits (see above)	3,200,000	4,780,173	11,657,813	5,178,160	800,000
Acceleration of Equity Awards(3)	31,488,008	4,996,122	2,965,273	5,122,380	6,784,394
Severance	8,000,000	2,901,600	6,270,000	3,317,000	2,580,000
Other Benefits(4)	146,458	122,978	125,281	125,281	125,281
Reduction to Maximize After-Tax Benefit(6)	—	(936,619)	—	—	(1,467,488)
Total(5)	42,834,466	11,864,254	21,018,367	13,742,821	8,822,187

54    The TJX Companies, Inc.

(1)	We used the following assumptions to calculate the payments set forth in the table:

•

We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality, or other obligations to us following termination; the executive receives COBRA continuation of health coverage for up to 18 months but does not receive health or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.

•	In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.

•

We valued PSUs, RSUs, PBSAs, and stock options using $48.90, the closing price of our common stock on the NYSE on February 1, 2019, the last business day of the fiscal year. For equity awards that would have accelerated or settled upon or continued vesting following the triggering event, we included the full value of all PSUs, RSUs, or PBSAs ($48.90 per share), plus the value of any accumulated dividends or dividend equivalents as of February 2, 2019 that would be payable with respect to such awards, and the spread value ($48.90 per share minus the option exercise price) for all stock options. See the Outstanding Equity Awards table on p. 46 for more information about these equity awards. Actual amounts that will be earned with respect to these equity awards may be different from the values included in the table.

•

In addition to the amounts described in this table, our NEOs were eligible for the benefits described above under Pension Benefits and Nonqualified Deferred Compensation Plans. As of February 2, 2019, the estimated amounts payable to Ms. Meyrowitz under SERP using the actuarial assumptions specified in the plan and her employment agreement would have produced higher lump sum benefit values than those shown in the Pension Benefits table above by $9,036.

We did not include any amounts in respect of accrued but unpaid base salary or benefits; any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on February 2, 2019 that were earned but remained unpaid as of that date; any amounts in respect of outstanding equity awards that were earned based on service and performance as of February 2, 2019 or that would not have accelerated upon or continued vesting following the triggering event; or any deferred compensation amounts that would not have been enhanced upon or following the triggering event.

(2)

The amount, for each executive, includes a prorated award for each applicable LRPIP cycle ending after February 2, 2019, based on the portion of the cycle completed as of February 2, 2019 and assuming target performance, plus, in the event of termination due to death or disability, the fiscal 2019 MIP award at target without proration. Proration for purposes of the LRPIP amount would have been determined based on the number of completed months in the cycle or, in the event of special service retirement, the number of completed years in the cycle. In the event of termination without cause or constructive termination, the MIP award would have been prorated between 50% and 100% based on days completed in the fiscal year.

(3)

Equity awards include, where applicable, PSUs, RSUs, PBSAs and stock options. The value of continued vesting of PSUs and PBSAs included in this table assumes that applicable performance conditions are satisfied at target. In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, the potential acceleration, settlement, or continued vesting of PSUs and PBSAs held by our NEOs would be subject to proration, if applicable, based on full fiscal years completed during the performance period, except that Ms. Meyrowitz’s PSUs and PBSAs would be prorated one-third if the triggering event occurs before the end of the first fiscal year of the performance period or two-thirds if the triggering event occurs before the end of the second fiscal year of the performance period. In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, the potential acceleration or settlement of RSUs held by our NEOs would be subject to proration based on full years completed during the three-year service vesting period. Equity and equity-based awards do not include automatic full accelerated vesting upon a change of control of TJX. Equity awards would vest in full upon a change of control of TJX if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control, and are included under “Change of Control followed by Qualifying Termination” in this table, except that PSUs and PBSAs are included under “Change of Control” in this table to the extent the applicable service conditions were satisfied and the award would have been settled in connection with a change of control on February 2, 2019.

(4)

Other benefits include amounts for continued health coverage, life insurance coverage and/or automobile benefits. For health care benefits, we estimated an amount sufficient after taxes to cover the cost of continuation of health coverage based on the COBRA rates in effect as of February 2, 2019 and assumed, in the case of a qualifying termination following a change of control, that employee contributions for health coverage will continue at rates in effect as of February 2, 2019.

(5)

In the event of death on February 2, 2019, the beneficiaries of our NEOs would also have been entitled to $975,000 under our management- and executive-level life insurance programs. Company-paid amounts for these programs are included and described above in the Summary Compensation Table under All Other Compensation for fiscal 2019.

(6)

In the case of a change of control (both with and without a termination of employment) occurring on February 2, 2019, we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing in the amounts described above in footnote 3 of this table; that only a portion of the value of stock options, RSUs, PBSAs with performance periods ending on February 2, 2019, accumulated cash dividends with respect to such stock awards, and certain other payments, would have been treated as contingent upon a change of control; and that none of the payments would be exempt under a special rule for reasonable compensation or treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during fiscal 2019. Applying these assumptions we determined that a mandatory reduction to benefits would have been required only with respect to Mr. Goldenberg’s and Mr. Canestrari’s benefits in the case of a change of control with a qualifying termination occurring on February 2, 2019.

2019 Proxy Statement    55

CEO PAY RATIO

At the end of fiscal 2019, we operated over 4,300 retail stores and employed approximately 270,000 Associates worldwide. Approximately 86% of these Associates worked in our retail stores. Our total number of Associates, which is subject to seasonal variations, includes full-time, part-time, seasonal, and temporary employees. This workforce supports the execution of our flexible off-price business model, including the timing and frequency of store deliveries and the management of a rapidly changing mix of store inventory, throughout our global business.

Our CEO’s annual total compensation for fiscal 2019 was $18,822,770 as reported in the Summary Compensation Table above. In accordance with SEC rules, the median of the annual total compensation of all employees (other than the CEO) was estimated to be $11,791 for fiscal 2019, which resulted in an estimated ratio of 1,596:1. To identify the median employee for fiscal 2019 in accordance with SEC rules, we included all employees in our global operations as of the last day of fiscal 2019, including full-time, part-time, seasonal, and temporary employees, and estimated annual total compensation for all of these employees based on calendar 2018 payroll records in each jurisdiction, converting foreign currencies to U.S. dollars using an average annual exchange rate for calendar 2018. As part of this process, we annualized earnings for employees, other than seasonal and temporary employees, who were hired during the fiscal year. As a result of this process, the fiscal 2019 median employee for purposes of our pay ratio estimate was a part-time hourly retail store Associate.

SEC rules allow companies to use a variety of methods and assumptions to estimate median employee compensation, and factors such as industry, geography, business model, and workforce composition will vary across companies. Accordingly, the information above may not be comparable to information reported by other companies.

56    The TJX Companies, Inc.

DIRECTOR COMPENSATION

OVERVIEW

For fiscal 2019, our non-employee directors were entitled to the following compensation:

•	Annual retainer of $90,000 for each non-employee director

•	Additional annual retainer of $28,000 for the Audit Committee Chairman

•	Additional annual retainer of $15,000 for each Audit Committee member (other than the Chairman)

•	Additional annual retainer of $26,000 for the Chairman of the subcommittee of the Audit Committee

•	Additional annual retainer of $23,000 for the Executive Compensation Committee Chairman

•	Additional annual retainer of $10,000 for each Executive Compensation Committee member (other than the Chairman)

•	Additional annual retainer of $18,000 for the Corporate Governance Committee Chairman

•	Additional annual retainer of $8,000 for each Corporate Governance Committee member (other than the Chairman)

•	Additional annual retainer of $18,000 for the Finance Committee Chairman

•	Additional annual retainer of $8,000 for each Finance Committee member (other than the Chairman)

•	Additional annual retainer of $70,000 for the Lead Director

•	Two annual deferred stock awards for each non-employee director, each representing shares of our common stock valued at $80,000

Employee directors do not receive separate compensation for their service as directors. Members of the Executive Committee do not receive committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (including deferred dividend awards) are granted under the SIP and are prorated for non-employee directors who are first elected as a director on a date other than the date of the Company’s annual meeting. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on a director’s continued service until the annual meeting next following the grant of the award (subject to possible earlier vesting in the event of a change of control if not continued or assumed in the transaction or if a qualifying termination of service as a director occurs following the change of control and prior to the scheduled vesting date), and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award is forfeited.

Our non-employee directors are eligible to defer their retainers under the ESP (described above in Nonqualified Deferred Compensation Plans) but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. During fiscal 2019, Mr. Bennett and Ms. Nemerov deferred amounts under the ESP. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP (described above in Nonqualified Deferred Compensation Plans), under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are scheduled to be paid upon or after leaving the Board. Mr. Bennett and Ms. Shire have amounts previously deferred under the GDCP. We do not provide retirement, health or life insurance benefits to our non-employee directors.

2019 Proxy Statement    57

The following table provides information concerning compensation for our non-employee directors for fiscal 2019. Information about Mr. Herrman’s and Ms. Meyrowitz’s compensation for fiscal 2019 is provided with that of the other NEOs in the CD&A and in the accompanying tables above.

DIRECTOR COMPENSATION FOR FISCAL 2019

Name	Fees Earned or Paid In Cash	Stock Awards(1)(2)	Total
Zein Abdalla	$106,000	$172,594	$278,594
José B. Alvarez*	38,544	55,277	93,821
Alan M. Bennett	121,000	219,971	340,971
Rosemary T. Berkery	43,915	114,080	157,995
David T. Ching	139,000	198,195	337,195
Michael F. Hines	126,000	223,019	349,019
Amy B. Lane	123,000	211,838	334,838
Jackwyn L. Nemerov	105,319	164,283	269,602
John F. O’Brien	160,000	235,551	395,551
Willow B. Shire	118,000	239,472	357,472

*	Mr. Alvarez served on the Board until June 2018.

(1)

Reflects the grant date fair value of annual deferred share awards totaling $160,000 (or, for Ms. Berkery, prorated deferred share awards granted at her election to the Board of Directors in September 2018) and annual credits of additional deferred shares in the amount of dividends accrued on deferred shares, determined in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures and valued based on the closing price of our common stock on the NYSE on the grant date.

(2)	The following table shows the number of shares subject to outstanding stock awards for our non-employee directors as of February 2, 2019:

Name	Outstanding Stock Awards*
Zein Abdalla	20,448
José B. Alvarez	0
Alan M. Bennett	95,030
Rosemary T. Berkery	2,114
David T. Ching	59,561
Michael F. Hines	99,688
Amy B. Lane	81,506
Jackwyn L. Nemerov	9,940
John F. O’Brien	116,637
Willow B. Shire	122,628

*

Includes awards of 1,057 deferred shares for Ms. Berkery and 1,702 deferred shares for each other non-employee director that are unvested as of the end of fiscal 2019 and scheduled to vest on the day before the 2019 Annual Meeting.

58    The TJX Companies, Inc.

PROPOSAL 2: RATIFICATION OF AUDITOR

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS AS

TJX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending February 1, 2020. PwC has been retained as TJX’s independent registered public accounting firm since 1962. We are asking shareholders to ratify PwC’s appointment. A representative of PwC is expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish to do so. The representative will also be available to answer questions from the shareholders. The members of the Audit Committee and Board believe that the continued retention of PwC to serve as the company’s independent external auditor is in the best interests of the company and its shareholders.

Your Board of Directors unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3: SAY-ON-PAY

ADVISORY APPROVAL OF TJX’S EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis (CD&A), compensation tables, and narrative discussion beginning on p. 23 of this proxy statement describe our executive compensation program and the compensation of our NEOs for fiscal 2019, including an overview of our program design and details of the various elements of the program, the ECC’s decision making process and other information about our compensation governance. It also provides details of our fiscal 2019 performance to provide context for the compensation described in the CD&A and in the tables that follow it.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

RESOLVED:	That the shareholders of The TJX Companies, Inc. APPROVE, on an advisory basis, the compensation paid to the company’s named executive officers (NEOs), as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis (CD&A), compensation tables, and narrative discussion.

As described in the CD&A, our program is designed to drive long-term profitable and sustainable growth, foster teamwork and management stability, and support our leadership succession plans. Our program is also intended to sustain our competitive position in a highly competitive and changing retail environment, promote Associate engagement and retention, foster alignment with shareholder interests, and maintain focus on business execution and long-term results. We encourage you to review the CD&A.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the ECC and the Board value the views of our shareholders. The Board and ECC will consider the outcome of this vote when determining future compensation arrangements for our NEOs, as they have done every year.

Your Board of Directors unanimously recommends that you vote FOR Proposal 3 to approve,

on an advisory basis, executive compensation.

2019 Proxy Statement    59

PROPOSAL 4: SHAREHOLDER PROPOSAL

REPORT ON COMPENSATION DISPARITIES BASED ON RACE, GENDER, OR ETHNICITY

We received the following proposal from Zevin Asset Management, LLC, 2 Oliver Street, Suite 806, Boston, Massachusetts 02109, on behalf of Carol A. Reisen, a beneficial owner of 2,420 shares of our common stock, the Benedictine Sisters of Mount St. Scholastica, 801 South 8th Street, Atchison, Kansas 66002, a beneficial owner of 1,774 shares of our common stock, the Benedictine Sisters of Virginia, Saint Benedict Monastery, 9535 Linton Hall Road, Bristow, Virginia 20136, a beneficial owner of 490 shares of our common stock, the Benedictine Sisters of Cullman, Alabama, 916 Convent Road NE, Cullman, Alabama 35055, a beneficial owner of 367 shares of our common stock, Proxy Impact, 5011 Esmond Avenue, Richmond, California 94805, on behalf of Sarah Peter, a beneficial owner of at least $2,000 of our common stock, JLens Investor Network, c/o JCPA, 116 East 27th Street, New York, New York 10016, on behalf of the Hammerman Family Revocable Inter Vivos Trust, a beneficial owner of at least $2,000 of our common stock, and Friends Fiduciary Corporation, 1650 Arch Street, Suite 1904, Philadelphia, Pennsylvania 19103, a beneficial owner of at least $2,000 of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

Whereas: The median income for women working full time in the U.S. is reportedly approximately 81 percent of that of their male counterparts. According to Economic Policy Institute, average hourly wages for black men are 78 percent of those of similarly situated white men. Wages for black women are 66 percent of those of comparable white men and 88 percent of those received by white women.

Women hold just over one half of retail industry positions, but women are underrepresented in higher paying retail management positions and overrepresented in low paying front line jobs. According to Demos, “retail employers pay Black and Latino full-time retail salespersons just 75 percent of the wages of their white peers.”

Stubborn pay gaps have attracted attention from national media and policymakers. The Paycheck Fairness Act, introduced in Congress, would improve company-level transparency and strengthen penalties for equal pay violations. California, Massachusetts, New York and Maryland have enacted significant changes to their equal pay laws. United Kingdom rules require large companies to publish average gender pay gaps.

Proper attention to inclusion and equity promotes effective human capital management. According to McKinsey, companies in the top quartiles for gender and racial/ethnic diversity were more likely to have financial returns above the industry median (“Why diversity matters,” McKinsey, 2015). In a 2013 Catalyst report, racial and gender diversity were positively associated with more customers, increased sales revenue, and greater relative profits.

Leading companies are addressing diversity and inclusion via pay equity. In 2014, Gap Inc released data showing wage parity between male and female workers. Amazon, Apple, Costco, Intel, and Starbucks have committed to report on gender pay gaps. Intel and Microsoft have published pay gap data covering gender and race.

TJX reports that people of color account for 56 percent of its U.S. workforce but only 32 percent of its managers. TJX has taken steps to promote diversity; however, there is no reporting on gender, race, or ethnic pay gaps.

Investors seek clarity on how TJX manages risks and opportunities related to pay equity.

60    The TJX Companies, Inc.

Resolved: Shareholders request that TJX prepare a report (at reasonable cost, in a reasonable timeframe, and omitting proprietary and confidential information) on the Company’s policies and goals to identify and reduce inequities in compensation due to gender, race, or ethnicity within its workforce. Gender-, race-, or ethnicity- based inequities are defined as the difference, expressed as a percentage, between the earnings of each demographic group in comparable roles.

Supporting Statement: A report adequate for investors to assess strategy and performance would include: (1) an aggregated, anonymized chart of EE0-1 data identifying employees according to gender and race in the major EEOC-defined job categories, listing numbers or percentages in each category; (2) the percentage pay gap between groups (using a similar chart or square matrix); (3) discussion of policies addressing any gaps and quantitative reduction targets; and (4) the methodology used to identify pay inequities, omitting proprietary information.

STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 4

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

The Board of Directors opposes this proposal because TJX recently published disclosure that meets an essential objective of the proposal’s request. In March 2019, we reported that, in the United States, accounting for job title, geography, and full or part time status, we found, on average, no meaningful difference in base pay between male and female Associates at TJX. In addition, we are expanding our analysis of our United States workforce to include race/ethnicity and intend to provide disclosure about our findings by the end of 2020.

As a large, complex, and global business, we believe it is imperative that we attract and retain the best talent for TJX at all levels and in all functions. We have designed a compensation structure intended to pay our Associates competitively in the market and equitably based on their skills, qualifications, role, and abilities.

We have long-standing processes in place to evaluate our compensation practices. We set objective pay targets by position and periodically conduct general compensation reviews, which often include benchmarking of our compensation against a number of metrics. Our incentive plans emphasize objective, performance-based pay and team-based execution of our business goals across the company.

We have expanded our efforts to include a gender pay equity analysis of our United States workforce and are further expanding our pay equity analysis in the United States to include race and ethnicity. We also adopted a policy not to ask Associate applicants about their prior compensation history during the hiring process in the United States.

We intend to monitor our processes and review our data periodically to support our goal of continuing to compensate our Associates equitably based on their skills, qualifications, role, and abilities.

At TJX, we are firmly committed to pay equity and providing attractive and accessible opportunities throughout our organization for our Associates to fulfill their potential. Given our approach to our compensation program, our recent disclosure, and our commitment to expand our disclosure, we do not believe that the requested report would offer shareholders meaningful additional information.

Your Board of Directors unanimously recommends that you vote AGAINST Proposal 4.

2019 Proxy Statement    61

PROPOSAL 5: SHAREHOLDER PROPOSAL

REPORT ON PRISON LABOR

We received the following proposal from NorthStar Asset Management, Inc. Funded Pension Plan, P.O. Box 301840, Boston, Massachusetts 02130, a beneficial owner of 2,024 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

WHEREAS: The use of services derived from or sale of goods produced through correctional industries (prison labor) can pose financial and operational risks including supply chain disruption, litigation, and reputational damage;

Prison labor (both voluntary and involuntary) is often deployed in a manner that involves prisoner mistreatment and is frequently compared to modern slavery. Although companies benefit from low overhead expenses when inmates work for the company or its suppliers, companies have experienced public backlash, boycotts, and long-term brand name and reputation harm from a connection to prison labor;

Prisoners are involved in producing a variety of products such as furniture, circuit boards, packaging materials, electronic equipment, and providing services such as call center or shipping services. U.S. prisoners may be paid as little as $0.23-$1.15 per hour for work that sometimes occurs in unsafe or unhealthy conditions, and in some prison industries inmates may be coerced into working by threat of punishment for declining work;

Prompted by our shareholder engagement in 2017-2018, TJX modified its Vendor Code of Conduct to clarify that it prohibits both forced and voluntary prison labor. However, beyond the select few factories that TJX uses to manufacture products that TJX designs, there is no routine auditing process or verification that suppliers adhere to this company policy. Although TJX could theoretically terminate a relationship with a supplier in the greater network, shareholders are concerned that TJX does not have a routine audit mechanism for detection of prison labor in the greater network of vendors;

Other retailers such as Whole Foods and brands such as Victoria’s Secret have experienced severe public backlash and boycotting in when prison labor was publicly identified in its supply chain by an activist, TJX may only be notified of supply chain issues when they reach a crisis level;

Careful review of our supply chain for voluntary and involuntary prison labor would help ensure that TJX suppliers are consistent with Company policies and minimize risks to TJX’s reputation and shareholder value.

RESOLVED: Shareholders of TJX urge the Board of Directors to produce an annual report to shareholders on prison labor, at reasonable cost and omitting proprietary information, assessing the effectiveness of current company policies for preventing instances of prison labor in the company’s supply chain.

SUPPORTING STATEMENT: Shareholders recommend that the report:

•

Include annual quantitative metrics regarding the number of supplier audits conducted by the Company which evaluated whether prison labor is present in the supply chain, as well as the summary of those results.

•	Evaluate any risks to finances, operations, and reputation related to prison labor in the TJX supply chain.

62    The TJX Companies, Inc.

STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

The Board of Directors opposes this proposal because it believes the production of an annual report on prison labor would be an inefficient use of company resources that would not result in meaningful information or benefit to our shareholders.

Our policy prohibits our vendors from using prison labor when manufacturing products produced for sale in our stores or online. Our Vendor Code of Conduct, which is a key component of TJX’s global social compliance program and which embraces internationally recognized principles designed to protect the interests of the workers who manufacture the products we sell, prohibits our merchandise vendors from using “voluntary or involuntary prison labor…or any forms of involuntary or forced labor.” These principles have been informed by, and in many instances incorporate, human rights, labor rights, and anti-corruption standards enunciated by the United Nations and other respected international bodies.

We place great importance on our Vendor Code of Conduct. By its terms, it applies to our merchandise vendors as well as to subcontractors and any other third parties our vendors may use in the production or distribution of goods we offer for sale. Its terms apply even if a vendor maintains its own code of conduct, monitoring, or ethical sourcing guidelines.

Violation of our Vendor Code of Conduct may result in corrective action, our cancellation of purchase order(s), and/or termination of our business relationship with the vendor. However, we consider the use of prison labor in the manufacturing of products we sell a ‘zero-tolerance’ issue. Our policy is to immediately discontinue use of a factory if prison labor were to be found.

Our Vendor Code of Conduct historically required that merchandise vendors not use prison labor in any form. In 2018, we amended our Vendor Code of Conduct to make our position more explicit. We posted the amended Vendor Code of Conduct to our publicly-available website and to our vendor intranet site, which centralizes the communications of our business standards and requirements to our vendors. We also updated our Global Social Compliance Manual, which is distributed to our vendors and buying agents, to communicate this clarification. We continue to maintain our long-running social compliance training programs with our merchants, buying agents, vendors, and factory management involved in the manufacturing of products that we design covering many topics, including our policy prohibiting the use of any prison labor. As stated under our Vendor Code of Conduct, factories manufacturing the products that we design undergo periodic audits to evaluate adherence to our Vendor Code of Conduct, and all such audits conducted for TJX include questions intended to identify the use of prison labor.

We believe the actions we have taken through our global social compliance program are sufficient and believe that producing an annual report specific to prison labor as requested by the proposal would be unnecessary in light of our existing policies, practices, and sourcing model. Accordingly, we do not believe that the requested report would provide meaningful information or benefit to our shareholders.

Your Board of Directors unanimously recommends that you vote AGAINST Proposal 5.

2019 Proxy Statement    63

PROPOSAL 6: SHAREHOLDER PROPOSAL

REPORT ON HUMAN RIGHTS RISKS

We received the following proposal from the Priests of the Sacred Heart, U.S. Province, 7373 S. Highway 100, P.O. Box 289, Hales Corners, Wisconsin 53130, a beneficial owner of 9,800 shares of our common stock, and the Sisters of St. Dominic, 5635 Erie Street, Racine, Wisconsin 53402, a beneficial owner of 74 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

WHEREAS, recent global estimates found that 16 million people are trapped in conditions of forced labor in extended private sector supply chains, generating over $150 billion in profits for illegal labor recruiters and employers through underpayment of wages. Of these workers, over 70% are in debt bondage and forced to work in industries such as manufacturing. Migrant workers globally are prime targets for exploitation, including discrimination, retaliation, debt bondage, illegal deductions from wages and confiscated or restricted access to personal documents, limiting workers’ freedom of movement leading to forced labor and human trafficking.

Corporations have a responsibility to respect human rights within company-owned operations and through business relationships. This expectation is delineated in the United Nations Guiding Principles on Business and Human Rights and the OECD Due Diligence Guidance for Responsible Supply Chains in the Garment and Footwear Sector. Societal expectations have increased requiring companies to conduct human rights due diligence, informed by the core international human rights instruments, to assess, identify, prevent, and mitigate adverse human rights impacts. Regulatory requirements in the State of California, the United Kingdom, Australia and France require companies to report on their actions to eradicate human trafficking and slavery. Any company directly or indirectly employing migrant workers must have a policy that assesses if workers are being recruited into debt bondage, forced labor and, ultimately, slavery.

The 2018 Corporate Human Rights Benchmark gives TJX Companies, Inc. (TJX) an overall score of 13.8 out of 100. This compares poorly with scores from peer companies Marks & Spencer (70), Gap (52), and Hennes & Mauritz (50). TJX’s Vendor & Supplier Code of Conduct does prohibit the use of forced labor, slavery and human trafficking in the company’s supply chains and the company has posted a report on its website in accordance with the California Transparency Supply Chains Act (SB 657). However, TJX’s has no formal commitment to respect human rights or remedy adverse impacts; no clear evidence of Board commitment, management incentives, or engagement with stakeholders; does not disclose whether it embeds respect for human rights in company culture and management systems, conducts human rights risks assessments, or implements processes to ensure no child or forced labor, freedom of association and collective bargaining, and payment of a living wage.

Given the company’s lack of risk mitigation and disclosure, investors have insufficient information to gauge how well the company is addressing this serious risk to the company and to workers.

RESOLVED, that shareholders request the Board of Directors of TJX to report, at reasonable cost and omitting proprietary information, on the Company’s process for identifying and analyzing potential and actual human rights risks of operations and its supply chain by December 2019.

64    The TJX Companies, Inc.

SUPPORTING STATEMENT: In developing the report, the Company could consider:

•	Human rights principles used to frame the assessment;

•	Frequency of assessment;

•	Methodology used to track and measure performance on forced labor risks; and

•	How the results of the assessment are incorporated into company policies and decision-making.

STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 6

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

The Board of Directors opposes this proposal because it believes the report requested by the proposal would not result in meaningful information or benefit to our shareholders. We believe that our social compliance program supports the execution of our flexible, off-price business model responsibly, with integrity, and in compliance with all applicable laws, rules, and regulations.

Our Vendor Code of Conduct is a key component of TJX’s global social compliance program. It reflects the company’s core values of honesty, integrity, and treating others with dignity and respect and embraces internationally recognized principles designed to protect the interests of the workers who manufacture products for sale in our stores or online. These principles have been informed by, and in many instances incorporate, human rights, labor rights, and anti-corruption standards enunciated by the United Nations and other respected international bodies.

Specifically, the Vendor Code of Conduct, which, by its terms, applies to merchandise vendors, as well as to subcontractors and any other third parties our vendors may use in the production or distribution of goods we offer for sale in our stores or online:

•

prohibits the use of forced labor, including indentured labor, bonded labor, labor acquired through slavery or human trafficking, voluntary or involuntary prison labor, and any forms of involuntary or forced labor;

•	requires vendors to respect the rights and dignity of their employees, and notes that human rights abuses will not be tolerated;

•	prohibits discrimination on the basis of gender; race; color; national origin; age; religious, ethnic, or cultural beliefs; and any other prohibited basis;

•	requires vendors to abide by all applicable laws relating to wages and benefits and to pay the legally prescribed minimum wage or the prevailing industry wage, whichever is higher;

•	prohibits the use of child labor; and

•	requires that vendors respect the rights of their workers to freely associate and bargain collectively where such rights are recognized by law.

We place great importance on our Vendor Code of Conduct. The terms of our Vendor Code of Conduct apply even if a vendor maintains its own code of conduct, monitoring, or ethical sourcing guidelines. Violation of our Vendor Code of Conduct may result in corrective action, our cancellation of purchase order(s), and/or termination of our business relationship with the vendor. However, findings of slave or forced labor and human trafficking are each ‘zero-tolerance’ issues. Our policy is to immediately discontinue use of a factory where slave or forced labor or human trafficking is found.

To advance the objectives of our social compliance program, we regularly provide education and training to our merchants, buying agents, vendors, and factory management involved in the manufacturing of products that we design. We believe that this helps these parties to develop meaningful processes consistent with our expectations.

Our mission is to deliver great value to our customers every day, and we believe that the relationships we have built with our vendors have been a key factor in the success of our business. We believe that our current social compliance practices and policies, including our Vendor Code of Conduct, reflect our commitment to operating our off-price business model responsibly and ethically. Accordingly, we do not believe that the requested report would result in meaningful information or benefit to our shareholders.

Your Board of Directors unanimously recommends that you vote AGAINST Proposal 6.

2019 Proxy Statement    65

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of February 2, 2019 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	53,083,157	$32.02	46,317,530
Equity compensation plans not approved by security holders	—	—	—
Total	53,083,157	$32.02	46,317,530

We use one equity compensation plan, the Stock Incentive Plan (or SIP). The number of securities available for issuance under the SIP was most recently approved by shareholders in 2013. Securities reported in column (a) include outstanding options, performance share unit awards, and restricted stock unit awards as well as outstanding deferred stock awards where the underlying shares have not been issued. The weighted-average exercise price in column (b) takes into account option awards but not the 4,029,804 shares subject to other awards.

For additional information concerning our equity compensation plan see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2019.

66    The TJX Companies, Inc.

VOTING REQUIREMENTS AND PRACTICES

VOTING REQUIREMENTS

Quorum: A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

Election of directors: A nominee receiving a majority of the votes properly cast at the meeting for the nominee’s election (meaning he or she receives more votes cast ‘for’ than cast ‘against’) will be elected director. As described above in Majority Voting in the Board Service at TJX section, we require any incumbent director standing for election to provide an irrevocable contingent resignation to be considered by the Board if the director receives a greater number of votes ‘against’ his or her election than votes ‘for’ such election. You may vote ‘for’ or ‘against’ each of the nominees for director in Proposal 1 or abstain from voting for one or more nominees for director.

Other proposals: All other proposals require the approval of a majority of the votes properly cast at the meeting (meaning the proposal is approved if there are more votes properly cast ‘for’ than cast ‘against’). You may vote ‘for’ or ‘against’ one or more of the other proposals. You may also abstain from voting on any of the proposals.

VOTING YOUR SHARES

If you owned TJX common stock at the close of business on April 8, 2019, the record date for our 2019 Annual Meeting, you are entitled to vote at the meeting. Each of the 1,214,749,126 shares of common stock outstanding on the record date is entitled to one vote. There are many ways to vote your shares.

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If you are a shareholder of record (meaning you hold TJX shares registered in your name) please follow the instructions on the enclosed proxy card to indicate how you would like to vote your shares. You may vote online or by telephone (using the toll-free telephone number provided) or sign and return the proxy card by mail.

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If you are a street name holder, sometimes referred to as a beneficial holder (meaning you own TJX shares through a bank, broker, or other third party), please refer to the voting instruction card or other enclosures provided by that third party with this proxy statement to see how and when to provide voting directions for your shares. (Online or telephone voting may be permitted.)

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Both shareholders of record and street name holders may vote in person at the meeting. If you are a shareholder of record (or representing a shareholder of record), you must bring proper documentation that demonstrates you were a TJX shareholder at the close of business on April 8, 2019 or hold a valid proxy for the annual meeting from such a shareholder. If you are a street name holder (or representing a street name holder), you must bring proof of your beneficial ownership as of April 8, 2019, such as a brokerage account statement showing your ownership on that date or similar evidence of ownership, or hold a valid proxy for the annual meeting from the shareholder.

If you vote your shares by mail, telephone, or online, your shares will be voted in accordance with your directions.

If you are a record holder and vote your proxy for the 2019 Annual Meeting by mail, telephone, or online, but do not indicate specific choices for some or all proposals as part of that process, your shares will be voted as follows:

•	FOR the election of the director nominees (Proposal 1),

•	FOR the ratification of the appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2020 (Proposal 2),

•	FOR the advisory approval of TJX’s executive compensation (the say-on-pay vote) (Proposal 3), and

•	AGAINST each of the shareholder proposals (Proposal 4 through Proposal 6).

2019 Proxy Statement    67

The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any director nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees.

However, if you are a street name holder, note that banks, brokers, and other third parties are not permitted to vote your shares on any matter other than the ratification of the appointment of the independent registered public accounting firm (Proposal 2) without instruction from you. If your shares are held in the name of a bank, broker, or other third party and you do not instruct the bank, broker, or other third party on how to vote your shares with respect to the election of the director nominees (Proposal 1), or any of Proposals 3 through 6, or if you abstain from voting on any matter, your shares will not be counted as having been voted on that matter. Your shares will therefore have no effect on the outcome of the vote, but will be counted as in attendance at the meeting for purposes of a quorum.

CHANGING OR REVOKING YOUR PROXY

If you are a shareholder of record, you may change or revoke your proxy at any time before it is voted at the Annual Meeting by voting later online or by telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Corporate Secretary of TJX at our corporate offices at:

Office of the Secretary/Legal Department

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

If you are a street name holder, you should refer to the voting instruction card provided with this proxy statement or contact your broker, bank, or other third party holder of record for instructions on how to change or revoke your vote. You also should have a choice of methods to change or revoke your voting instructions before the meeting.

PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

PROPOSALS TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT

A shareholder who intends to present a proposal for business other than director nominations at the 2020 Annual Meeting of Shareholders and who wishes the proposal to be included in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to us so that we receive it no later than December 27, 2019 and must otherwise comply with SEC rules in order for the proposal to be eligible for inclusion in our proxy materials for that meeting.

A shareholder who wishes to nominate a director at the 2020 Annual Meeting of Shareholders and who wishes the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than November 27, 2019 and no later than December 27, 2019. The notice must be given in the manner and must include the information and representations required by our by-laws. Our by-laws, which are available on our website, tjx.com, describe the requirements for nominating directors at the annual meeting.

PROPOSALS NOT TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT

A shareholder who intends to present a proposal for business at the 2020 Annual Meeting of Shareholders but who does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 5, 2020 and no later than March 6, 2020. A shareholder who wishes to nominate a director at the 2020 Annual Meeting of Shareholders but who does not wish the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than February 5, 2020 and no later than March 6, 2020. Notices must be given in the manner and must include the information and representations required by our by-laws.

68    The TJX Companies, Inc.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment or postponement, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow Sodali LLC to assist in soliciting proxies by mail, telephone, and personal interview for a fee of $11,500, plus expenses. Our officers and other Associates may also assist in soliciting proxies in a similar manner.

2019 Proxy Statement    69

APPENDIX A

DEFINITIONS

We define comparable store sales (“comp sales”) to be sales of stores that have been in operation for all or a portion of two consecutive fiscal years, or in other words, stores that are starting their third fiscal year of operation. We calculate comp sales on a 52-week basis by comparing the current and prior year weekly periods that are most closely aligned. Relocated stores and stores that have changed in size are generally classified in the same way as the original store, and we believe that the impact of these stores on the consolidated comp percentage is immaterial.

Sales excluded from comp sales (“non-comp sales”) consists of:

•	New stores—stores that have not yet met the comp sales criteria, which represents a substantial majority of non-comp sales

•	Stores that are closed permanently or for an extended period of time

•	Sales from our e-commerce businesses, meaning Sierra (including stores), tjmaxx.com, and tkmaxx.com

We determine which stores are included in the comp sales calculation at the beginning of a fiscal year and the classification remains constant throughout that year unless a store is closed permanently or for an extended period during that fiscal year.

Comp sales of our foreign segments are calculated by translating the current year’s comp sales of our foreign segments at the same exchange rates used in the prior year. This removes the effect of changes in currency exchange rates, which we believe is a more accurate measure of segment operating performance.

Comp sales may be referred to as “same store” sales by other retail companies.

We define customer traffic to be the number of transactions in stores included in the comp sales calculation.

The way we define these financial measures may not be comparable to similarly titled measures used by other entities.

NOTES ON CHARTS

Annual Sales Growth, p. 1 and p. 26. Peer group averages are based on sales reported for the comparable period to TJX’s fiscal year-end other than Nike, Procter & Gamble, and Starbucks, which are based on sales reported as of the end of their respective fiscal years. For fiscal 2018 measures, TJX’s fiscal 2018 revenue is reported on a 53-week basis; peer group data is on a reported basis and may include 52-week figures. TJX’s adjusted growth for fiscal 2018 on a 52-week basis is 6.3%, with an estimated impact of approximately 170 basis points from the 53rd week.

Earnings Per Share, p. 1 and p. 26. See below for reconciliations of TJX adjusted EPS to GAAP EPS.

RECONCILIATIONS

Earnings Per Share. Adjusted earnings per share (EPS) of TJX excludes from diluted EPS from continuing operations computed in accordance with U.S. generally accepted accounting principles (GAAP) the below positive and negative effects of items that affect comparability between periods. TJX EPS values reflect the two-for-one stock split effected in November 2018. Several of the peer group members also report adjusted EPS, which were used in calculating the five-year adjusted EPS growth rate for our fiscal 2019 peer group. Peers might not calculate adjusted EPS in the same way we do. Adjusted EPS for our peers includes GAAP EPS for years in which no adjusted EPS was reported.

2019 Proxy Statement    A-1

For TJX EPS:

Fiscal 2009 adjusted EPS of $0.50 excludes the benefit of $0.01 per share related to a provision for expenses related to the data intrusion and $0.01 per share from a tax-related adjustment from GAAP EPS of $0.52.

Fiscal 2015 adjusted EPS of $1.58 excludes the negative impact of a second quarter debt extinguishment charge of $0.01 per share on GAAP EPS of $1.57.

Fiscal 2017 adjusted EPS of $1.77 excludes the negative impact of $0.04 per share from a third quarter debt extinguishment charge and a pension settlement charge from GAAP EPS of $1.73.

Fiscal 2018 adjusted EPS of $1.93 excludes $0.09 per share from benefits related to the 2017 Tax Cuts and Jobs Act, offset by charges from a special, discretionary bonus to eligible, non-bonus plan Associates; incremental contributions to TJX’s defined contribution retirement plans; and contributions to TJX’s charitable foundations; an estimated $0.06 per share benefit from the 53rd week; and a $0.05 per share impairment charge related to Sierra from GAAP EPS of $2.02.

Fiscal 2019 adjusted EPS of $2.11 excludes $0.34 per share from benefits related to the 2017 Tax Cuts and Jobs Act and a $0.02 per share pension settlement charge from GAAP EPS of $2.43.

A-2    The TJX Companies, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted online or by phone must be received by 1:00 am, Eastern Daylight Time, on June 4, 2019.

Online Go to www.envisionreports.com/TJX or scan the QR code – your control number is located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories, and Canada

▼  IF VOTING BY MAIL, PLEASE VOTE, DATE, AND SIGN ON THE REVERSE SIDE OF THIS CARD. DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

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A	Management Proposals

The Board recommends a vote FOR each of the nominees:												+
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Zein Abdalla	☐	☐	☐	02 - Alan M. Bennett	☐	☐	☐	03 - Rosemary T. Berkery	☐	☐	☐

04 - David T. Ching	☐	☐	☐	05 - Ernie Herrman	☐	☐	☐	06 - Michael F. Hines	☐	☐	☐

07 - Amy B. Lane	☐	☐	☐	08 - Carol Meyrowitz	☐	☐	☐	09 - Jackwyn L. Nemerov	☐	☐	☐

10 - John F. O’Brien	☐	☐	☐	11 - Willow B. Shire	☐	☐	☐

The Board recommends a vote FOR Proposals 2 and 3:

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2020	☐	☐	☐	3.	Advisory approval of TJX’s executive compensation (the say-on-pay vote)	☐	☐	☐

B	Shareholder Proposals

The Board recommends a vote AGAINST Proposals 4, 5, and 6:

		For	Against	Abstain			For	Against	Abstain
4.	Shareholder proposal for a report on compensation disparities based on race, gender, or ethnicity	☐	☐	☐	5.	Shareholder proposal for a report on prison labor	☐	☐	☐

6.	Shareholder proposal for a report on human rights risks	☐	☐	☐

031UTD

The TJX Companies, Inc.

2019 Annual Meeting of Shareholders

Tuesday, June 4, 2019, 8:00 a.m. (local time)

Courtyard Marriott

342 Speen Street

Natick, Massachusetts 01760

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/TJX

▼  IF VOTING BY MAIL, PLEASE VOTE, DATE, AND SIGN BELOW. DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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2019 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting - June 4, 2019

Ernie Herrman, Scott Goldenberg, Mary B. Reynolds, and Erica Farrell, or any of them, each with full power of substitution, are hereby authorized as proxies of the undersigned to represent and vote the shares of the undersigned with respect to all of the matters indicated on the reverse side of this card and any other matters that may properly come before the 2019 Annual Meeting of Shareholders of The TJX Companies, Inc. (the “Annual Meeting”), with all the powers that the undersigned would possess if personally present at the Annual Meeting, to be held at the Courtyard Marriott, 342 Speen Street, Natick, Massachusetts 01760, on Tuesday, June 4, 2019 at 8:00 a.m. (local time) or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the proxies subject to the directions indicated by the shareholder on the reverse side of this card. If no directions are indicated, the proxies will have the authority to vote FOR each nominee; FOR Proposals 2 and 3; and AGAINST Proposals 4, 5, and 6. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)

C	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

D	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

∎	IF VOTING BY MAIL, PLEASE COMPLETE BOTH SIDES OF THIS CARD.